Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Zep Inc.

(“Parent”);

Project Missouri, Inc.

(“Merger Sub”),

Dawn Chemical Company

(“Company”),

MCM Capital Partners, L.P.

(“Stockholders’ Representative”)

and

The stockholders of the Company party hereto

January 4, 2010

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4.12	Compliance with Laws, Permits	29
4.13	Real Property	30
4.14	Personal Property	31
4.15	Accounts Receivable	31
4.16	Intellectual Property	32
4.17	Contracts	33
4.18	Litigation	35
4.19	Brokerage	35
4.20	Material Customers and Suppliers	36
4.21	Insurance	36
4.22	Indebtedness	36
4.23	Related Party Transactions	36
4.24	Inventory	36
4.25	Certain Business Practices	37
4.26	Bank Accounts	37

ARTICLE 5	REPRESENTATIONS AND WARRANTIES OF PARENT	37

5.1	Organization; Authorization	37
5.2	Execution and Delivery; Enforceability	37
5.3	Noncontravention	38
5.4	Brokerage	38
5.5	Investment Intent	38
5.6	Litigation	39

ARTICLE 6	THE CLOSING	39

ARTICLE 7	CLOSING DELIVERIES	39

7.1	Deliveries by Stockholders	39
7.2	Deliveries by Parent	41

ARTICLE 8	ADDITIONAL COVENANTS AND AGREEMENTS	41

8.1	Expenses	41
8.2	No Assignments	41
8.3	Acknowledgements	42
8.4	Tax Matters	42
8.5	Further Assurances	46
8.6	No Use of Corporate Name	46
8.7	Press Releases and Announcements	46
8.8	Insurance	46

ARTICLE 9	INDEMNIFICATION	47

9.1	Survival	47
9.2	Indemnification of Parent	47
9.3	Limitations	48
9.4	Limitations on Indemnification of Parent	48
9.5	Indemnification of Stockholders	49
9.6	Limitations on Indemnification of Stockholders	49

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9.7	Procedures Relating to Indemnification	50
9.8	Use and Disbursement of Escrow Amount	52
9.9	Exclusive Remedy	52

ARTICLE 10	STOCKHOLDERS’ REPRESENTATIVE	52

10.1	Designation	52
10.2	Authority	53
10.3	Tax Reporting	54
10.4	Payments	54

ARTICLE 11	CERTAIN DEFINITIONS	54

ARTICLE 12	MISCELLANEOUS PROVISIONS	63

12.1	Notices	63
12.2	Entire Agreement	64
12.3	Amendments and Waivers	64
12.4	Jurisdiction and Venue	64
12.5	WAIVER OF TRIAL BY JURY	64
12.6	Binding Effect	65
12.7	Interpretation; Severability	65
12.8	Counterparts	65
12.9	Third Parties	66
12.10	Schedules and Exhibits	66
12.11	Time Periods	66
12.12	Governing Law	66

EXHIBITS

Exhibit A	Escrow Agreement
Exhibit B	Form of Resignation Letter and Release
Exhibit C	Methods of Calculating WC
Exhibit D	Certificate of Incorporation of the Surviving Corporation
Exhibit E	Bylaws of the Surviving Corporation

Disclosure Schedules

Schedule 4.1	Organization and Good Standing; Directors and Officers
Schedule 4.2.1	Company Shares
Schedule 4.2.2	Amrep Shares
Schedule 4.4	Noncontravention
Schedule 4.5	Books and Records
Schedule 4.6.1	Financial Statements
Schedule 4.6.2	Material Liability or Obligation
Schedule 4.6.3	Accounting Controls
Schedule 4.7	Absence of Change
Schedule 4.8	Taxes

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Schedule 4.9.1	Compliance with Labor Laws
Schedule 4.9.7 (a)	Employees
Schedule 4.9.7 (b)	Consultants
Schedule 4.9.12	Employment of Non-U.S. Citizens
Schedule 4.10	Employee Benefit Plans
Schedule 4.11	Environmental Matters
Schedule 4.12	Compliance with Laws
Schedule 4.12.1	Permits
Schedule 4.12.2	Products Liability
Schedule 4.12.4	Standard Terms and Conditions
Schedule 4.13	Real Property
Schedule 4.14	Personal Property
Schedule 4.16	Intellectual Property
Schedule 4.17	Contracts
Schedule 4.18	Litigation
Schedule 4.20	Material Customers and Suppliers
Schedule 4.21	Insurance
Schedule 4.22	Indebtedness
Schedule 4.23	Related Party Transactions
Schedule 4.24	Inventory
Schedule 4.26	Bank Accounts
Schedule 5.4	Brokerage
Schedule 9.4.5	Marietta and Cartersville Environmental Conditions

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 4, 2010 (this “Agreement”), by and among, (i) Zep Inc. a Delaware corporation (“Parent”), (ii) Project Missouri, Inc, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), (iii) Dawn Chemical Company, a Delaware corporation (the “Company”), (iv) solely for the purpose of agreeing to Article 10, MCM Capital Partners, L.P., an Ohio limited partnership (the “Stockholders Representative”), and (v) the stockholders of the Company who execute this Agreement on and after the date hereof for the purposes of adopting and approving this Agreement and the Merger (the “Stockholders”).

RECITALS:

1. The respective Boards of Directors of Parent, Merger Subsidiary and the Company have determined that it is advisable and in the best interests of their respective stockholders that the businesses and operations of Parent and the Company be combined and have, by resolutions duly adopted, approved and adopted this Agreement and the merger of Merger Subsidiary with and into the Company (the “Merger”), with the Company to be the surviving corporation of such Merger, all upon the terms and subject to the conditions set forth herein.

2. The Board of Directors of the Company is, on the terms and subject to the conditions set forth herein, recommending that the Stockholders approve this Agreement.

3. Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger as described herein.

4. Stockholders collectively own a majority of the issued and outstanding shares of capital stock of the Company.

5. The Company owns all of the issued and outstanding shares of capital stock (the “Amrep Shares”) of Amrep, Inc., a Delaware corporation (“Amrep”).

Now, therefore, the parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Article 11.

1.2 Accounting Terms. Accounting terms not otherwise defined in this Agreement shall be interpreted in accordance with GAAP.

ARTICLE 2

MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law, as amended (“DGCL”), Merger Subsidiary shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Subsidiary shall cease, and the Company shall continue as the surviving corporation and a direct wholly-owned subsidiary of Parent (Merger Subsidiary and the Company are sometimes hereinafter referred to as “Constituent Corporations” and, as the context requires, the Company is sometimes hereinafter referred to as the “Surviving Corporation”).

2.2 Effective Time of the Merger. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a properly executed certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State, as provided in the DGCL, as soon as practicable on or after the Closing Date. The Merger shall become effective at the date and time of the filing of the Certificate of Merger or at such later date or time as set forth in the Certificate of Merger (the “Effective Time”).

2.3 Effects of the Merger.

2.3.1 The Merger shall have the effects as set forth herein and in the applicable provisions of the DGCL.

2.3.2 The certificate of incorporation of the Company immediately prior to the Effective Time shall be amended by virtue of the Merger to read in its entirety as set forth in Exhibit D attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof and the DGCL.

2.3.3 The bylaws of the Company immediately prior to the Effective Time shall be amended to read in their entirety as set forth in Exhibit E attached hereto, and as so amended, shall be the bylaws of the Surviving Corporation, until thereafter duly amended in accordance with the terms thereof, the certificate of incorporation and the DGCL.

2.3.4 The directors and the officers of Merger Subsidiary immediately prior to the Effective Time shall, from and after the Effective Time, be the initial directors and officers of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation, bylaws and the DGCL.

2.4 Effect on the Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company or any holder of any issued and outstanding shares of capital stock of the Company (the “Shares”) or any holder of any capital stock of Merger Subsidiary:

2.4.1 Each share of the capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.4.2 All Shares that are owned, directly or indirectly, by the Company (except for shares owned on behalf of third parties) and all Shares that are owned, directly or indirectly, by Parent, Merger Subsidiary or any other wholly-owned subsidiary of Parent (except for shares owned on behalf of third parties) shall be automatically canceled and retired and shall cease to exist and no consideration shall be delivered or deliverable in exchange therefor.

2.5 Conversion of the Shares.

2.5.1 At the Effective Time, by virtue of the Merger and without any action on the part of Merger Subsidiary, the Company, the Stockholders, any owner or holder of the Shares, or the holder of any capital stock of Merger Subsidiary, the Shares (excluding Shares canceled pursuant to Section 2.4.2 and Dissenting Shares) shall be automatically cancelled, retired and converted into the right to receive, in the aggregate, the Aggregate Merger Consideration, distributed to each of the series and classes of capital stock comprising the Shares in the following order of priority:

(a)	First, to each share of Series C Preferred Stock, an amount equal to $1,000.00 plus the Per Share Series C Preferred Return;

(b)	Second, to each share of Series B Preferred Stock, an amount equal to $1,000.00 plus the Per Share Series B Preferred Return;

(c)	Third, to each share of Series A Preferred Stock an amount equal to the lesser of:

(i)

the quotient of (X) the excess of the Aggregate Merger Consideration over the aggregate amount to be distributed to all of the holders of the Series C Preferred Stock in accordance with Section 2.5.1(a) and the aggregate amount to be distributed to all of the holders of the Series B Preferred Stock in accordance with Section 2.5.1(b) (including in each case shares of Series C Preferred Stock and Series B Preferred Stock canceled pursuant to Section 2.4.2 or included in Dissenting Shares), divided by (Y) 5,500, and

(ii)	an amount equal to $1,000.00 plus the Per Share Series A Preferred Return; and

(d)	Fourth, to each share of Common Stock, an amount equal to the quotient of (A) the remaining Aggregate Merger Consideration, if any, divided by (B) 138.87 provided that, in each case, all Shares shall at the Effective Time be automatically cancelled and retired regardless of whether or not all series or classes of Shares are paid in full in accordance with the requirements of the Certificate of Incorporation as amended upon distribution of all of the Aggregate Merger Consideration.

2.5.2 Each Share, when converted at the Effective Time as provided in Section 2.5.1, no longer shall be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing the Shares (each a “Share Certificate”) shall thereafter represent only the right to receive the consideration set forth in Section 2.5.1. The holders of Share Certificates previously evidencing Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by Law and, upon the surrender of Share Certificates at the Closing in accordance with Section 7.1.1, such Share Certificates shall represent only the right to receive the consideration set forth in Section 2.5.1, as the case may be, without any interest thereon.

2.6 Payment of Merger Consideration. On the Closing Date, Parent shall pay the consideration set forth in Section 2.9 for the benefit of the holders of the Shares in an amount equal to the Closing Purchase Price to the Stockholders’ Representative to be distributed to the Stockholders (other than holders of Dissenting Shares) in accordance with Article 10. The Stockholders Representative shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any other provision of Law or legal requirement. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable holder of the Share Certificates in respect of which such deduction and withholding was made.

2.7 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Surviving Corporation.

2.8 Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, each Share issued and outstanding immediately prior to the Effective Time that is held by any holder who has not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly, in writing, appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any consideration pursuant to this Agreement. Such shares instead shall, from and after the Effective Time, be canceled and shall cease to exist and shall represent only the right to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262 (less any amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of any other Law), except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Per Share Closing Consideration upon surrender in the manner provided in herein, of the Certificate or Certificates. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of Shares. The Company shall not settle, make any payments with respect to, or offer to settle, any claim with respect to any Dissenting Shares without the written consent of Parent, which shall not be unreasonably withheld.

2.9 Closing Purchase Price. The aggregate amount to be paid for all of the Shares at Closing (the “Closing Purchase Price”) shall be an amount equal to:

2.9.1 Sixty-Three Million Five Hundred Thousand Dollars ($63,500,000);

2.9.2 plus the amount, if any, by which the Estimated Working Capital exceeds $13,500,000 (the “Upper Target”), or minus the amount, if any, by which the Estimated Working Capital is less than $12,600,000 (the “Lower Target”); and

2.9.3 less the Escrow Amount; and

2.9.4 less the Working Capital Escrow Amount; and

2.9.5 less one half of the Escrow Fees; and

2.9.6 less the Management Incentive Payments (to the extent not paid prior to the Closing Date); and

2.9.7 less the Indebtedness Amount.

2.10 Payment of Additional Amounts.

2.10.1 At the Closing, Parent shall, or shall cause the Surviving Corporation to, pay the Indebtedness and the Management Incentive Payments. Stockholders’ Representative shall cause the Company to obtain and provide to the Parent (i) payoff letters for any and all Indebtedness and the Accrued Management Fees in a form and substance reasonably acceptable to Parent (the “Payoff Letters”), which Payoff Letters will state that upon satisfaction of the terms and conditions contained in such Payoff Letters all applicable Indebtedness and the Accrued Management Fees, as applicable, shall be paid in full and all Liens on any and all Assets and any and all guarantees relating to Indebtedness and Accrued Management Fees, if any, shall be released, and (ii) a waiver and acknowledgment, in a form and substance reasonably acceptable to Parent from each of the participants in the Management Incentive Plan.

2.10.2 At the Closing, Parent shall pay to the Escrow Agent, cash equal to (a) the Escrow Amount; plus (b) the Working Capital Escrow Amount, in each case to be held in an escrow account (the “Escrow Account”) pursuant to the Escrow Agreement and plus (b) the Escrow Fees in accordance with the terms of the Escrow Agreement.

2.10.3 At the Closing, Parent shall pay to the Stockholders’ Representative the Closing Purchase Price to be paid to the Stockholders in accordance with this Article 2 and as required by Article 10.

2.11 Estimated Working Capital. Prior to the date hereof, the Company has delivered a good faith estimate of the amount of the Working Capital (the “Estimated Working Capital”).

2.12 Post-Closing Adjustment.

2.12.1 Preliminary Adjustment Statement. Within 90 days after the Closing Date, Parent shall prepare and deliver to Stockholders’ Representative a statement setting forth a calculation of the Working Capital. Stockholders and Stockholders’ Representative shall cooperate fully with the reasonable requests of Parent in the preparation of the calculation of the Working Capital. Parent shall cooperate fully with the reasonable requests of Stockholders’ Representative in its review of the Parent’s calculation of the Working Capital. In preparing the preliminary calculations (a) any and all effects of any financing entered into by Parent in connection with the Transaction shall be disregarded; (b) it shall be assumed that the Company will continue as a going concern; and (c) there shall not be taken into account any changes that Parent intends to make on or after the Closing Date with respect to the Company.

2.12.2 Adjustment Statement Review. If Stockholders’ Representative reasonably believes that Parent’s calculation of the Working Capital was not prepared in accordance with this Agreement, Stockholders’ Representative shall so notify Parent no later than thirty (30) days after Stockholders’ Representative’s receipt thereof, setting forth in such notice Stockholders’ Representative’s objections to Parent’s calculation of the Working Capital (the “Objection Notice”). Any such Objection Notice, to be effective, must set forth the specific line items in Parent’s calculation of the Working Capital with which Stockholders’ Representative disagrees and Stockholders’ Representative’s calculation of the Working Capital. Stockholders’ Representative shall be deemed to have agreed with all line items or amounts contained in Parent’s calculation of the Working Capital unless, and only to the extent, such line items or amounts are specifically and timely objected to in an Objection Notice. If Stockholders’ Representative does not timely deliver an Objection Notice, Parent’s calculation of the Working Capital shall be binding and conclusive on the parties hereto. In the event of such Objection Notice, Parent and Stockholders’ Representative shall negotiate in good faith to resolve such dispute, which shall include each side exchanging in writing their positions concerning the matter or matters in dispute and a meeting to discuss their respective positions. Any resolution by Parent and Stockholders’ Representative as to any matters in dispute shall be final, binding and conclusive on the parties hereto.

2.12.3 Adjustment Statement Dispute Resolution. If Stockholders’ Representative timely delivers an Objection Notice to Parent in accordance with Section 2.12.2, and if Parent and Stockholders’ Representative are unable to resolve such dispute through good faith negotiations within thirty (30) days after Stockholders’ Representative’s delivery of such Objection Notice, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by KPMG, or such other accounting firm of national reputation as shall be mutually acceptable to the Parent and the Stockholders’ Representative (the “Independent Accountants”). Parent and Stockholders’ Representative shall each submit within twenty (20) days of the engagement of the Independent Accountants their respective calculations of the unresolved disputed items in the Objection Notice together with work papers, calculations and other materials that such party has determined supports such party’s calculation (the “Determination Materials”). The Independent Accountants shall resolve only those disputed items in the Objection Notice that have not been resolved by Parent and the Stockholders’ Representative pursuant to the first sentence of this Section 2.12.3. The Independent Accountants shall base their determination of the disputed amounts solely on the Determination

Materials. The Independent Accountants shall determine and report in writing to Parent and Stockholders’ Representative as to the resolution of all disputed matters and the calculation of the Working Capital within twenty (20) days after such submission or such longer period as the Independent Accountants may require, and such determinations shall be final, binding and conclusive and judgment on such determination may be entered in any court of competent jurisdiction; provided, however, that, with respect to each disputed item, such determinations shall not be (a) greater in amount than the highest amount claimed by Parent or Stockholders’ Representative with respect to such item, or (b) lesser in amount than the lowest amount claimed by Parent or Stockholders’ Representative with respect to such item. If the Independent Accountants resolve all disputes presented to them entirely in the manner proposed by Stockholders Representative or Parent, as the case may be, the fees and expenses of the Independent Accountants relating to the resolution of such dispute shall be paid by the other party. In all other events, the fees and expenses of the Independent Accountants shall be shared based on the difference between Stockholders Representative’s position, on the one hand, and Parent’s position, on the other hand, initially presented to the Independent Accountants (based on the aggregate of all differences taken as a whole) and the final resolution as determined by the Independent Accountants in proportion to the total difference between Stockholders Representative’s and Parent’s initial positions.

2.12.4 The Working Capital determined in accordance with this Section 2.12 shall be the “Final Working Capital” for purposes of this Agreement.

2.13 Adjustment of Purchase Price.

2.13.1 If Estimated Working Capital is less than the Lower Target and if:

(a)	Final Working Capital is less than the Estimated Working Capital, Stockholders shall pay to the Parent the amount equal to the excess of the Estimated Working Capital over Final Working Capital; or

(b)

Final Working Capital is greater than the Estimated Working Capital but less than the Lower Target, Parent shall pay to the Stockholders’ Representative, the amount equal to the excess of Final Working Capital over Estimated Working Capital; or

(c)

Final Working Capital is greater than the Lower Target but less than the Upper Target, Parent shall pay to the Stockholders’ Representative, the amount equal to the excess of the Lower Target over the Estimated Working Capital; or

(d)

Final Working Capital is greater than the Upper Target, Parent shall pay to the Stockholders’ Representative, the amount equal to the excess of the Lower Target over the Estimated Working Capital plus the amount equal to the excess of Final Working Capital over the Upper Target.

2.13.2 If Estimated Working Capital is greater than the Lower Target but less than the Upper Target and if:

(a)	Final Working Capital is greater than the Upper Target, Parent shall pay to the Stockholders’ Representative, the amount equal to the excess of the Final Working Capital over the Upper Target; or

(b)	Final Working Capital is less than the Lower Target, Stockholders shall pay to Parent the amount equal to the excess of the Lower Target over the Final Working Capital.

2.13.3 If Estimated Working Capital is greater than the Upper Target and if:

(a)

Final Working Capital is greater than the Estimated Working Capital, Parent shall pay to the Stockholders’ Representative, the amount equal to the excess of the Final Working Capital over the Estimated Working Capital; or

(b)

Final Working Capital is less than the Estimated Working Capital but greater than the Upper Target, the Stockholders shall pay to the Parent the amount equal to the excess of Estimated Working Capital over Final Working Capital; or

(c)

Final Working Capital is greater than the Lower Target but less than the Upper Target, the Stockholders shall pay to the Parent the amount equal to the excess of Estimated Working Capital over the Upper Target; or

(d)

Final Working Capital is less than the Lower Target, Stockholders shall pay to the Parent, the amount equal to the excess of the Estimated Working Capital over the Upper Target plus the amount equal to the excess of Lower Target over the Final Working Capital.

2.13.4 If the amount of all cash and cash equivalents held by the Company and Amrep as of 12:01 a.m. on the Closing Date exceeds the amount of all issued and outstanding checks issued by the Company or Amrep prior to 12:01 a.m. on the Closing Date, then Parent shall pay, as soon as practicable but in any event not more than thirty (30) days after the Closing Date, the amount of such difference to Stockholders’ Representative. If the amount of all cash and cash equivalents held by the Company and Amrep as of 12:01 a.m. on the Closing Date is less than the amount of all issued and outstanding checks issued by the Company or Amrep prior to 12:01 a.m. on the Closing Date, then such excess shall be included as a current liability in the Final Working Capital.

2.13.5 The amounts due and payable to the Stockholders pursuant to this Section 2.13 shall be referred to in this Agreement as the “Excess Purchase Price.”

2.13.6 All amounts due and payable pursuant to this Section 2.13 shall be paid with interest thereon at the Prime Rate on such amount from the Closing Date to the date of payment. To the extent such amount is due and payable from the Stockholders, such payment shall be first made from the Working Capital Escrow Amount deposited in the Escrow Account pursuant to the terms of the Escrow Agreement and Parent and Stockholders’ Representative shall promptly instruct the Escrow Agent to make such payment. If the amount due and payable to Parent is greater than the Working Capital Escrow Amount, the remainder of such difference shall be due from the Stockholders on a joint and several basis. Any amounts shall be due and payable no later than five business days after the earlier of:

(a)	the mutual acceptance by Parent and Stockholders’ Representative of the estimated Working Capital, with such changes thereto, if any, as may be agreed upon by the parties;

(b)

the expiration of thirty (30) days after Stockholders’ Representative’s receipt of Parent’s estimate of the Working Capital pursuant to Section 2.12.1 without timely written objection by Stockholders’ Representative in accordance with Section 2.12.2; or

(c)	the delivery to Parent and Stockholders’ Representative by the Independent Accountants of the report of their determination of all disputed matters submitted to them pursuant to Section 2.12.3.

2.14 Disbursement of Escrow Account. Subject to Section 2.12, within five (5) business days after the Working Capital becomes final, Parent and Stockholders’ Representative shall jointly instruct the Escrow Agent to pay to the Parent the amounts due Parent under and pursuant to Sections 2.12 and 2.13 and following such payment release and disburse from escrow any amounts then remaining from the Working Capital Escrow Amount to the Stockholders Representative for distribution to the Stockholders in accordance with Article 10.

ARTICLE 3

CONSENTS, REPRESENTATIONS AND WARRANTIES AND COVENANTS OF

STOCKHOLDERS

3.1 Consents and Approvals. By execution and delivery of this Agreement, upon the recommendation of the Board of Directors of the Company, each of the undersigned Stockholders adopts and approves the execution and delivery of this Agreement in accordance with the requirements of the Company’s Certificate of Incorporation, as amended, and Section 251(c) of the DGCL and consents to the Merger in accordance with the terms of, and subject to the conditions set forth in, this Agreement;

3.2 Representations and Warranties. Each Stockholder severally represents and warrants to Parent and the Merger Subsidiary that the following statements contained in this Section 3.2 are true and correct at and as of the Effective Time with respect to such Stockholder. No Stockholder makes any representation or warranty in this Section 3.2 with respect to any other Stockholder.

3.2.1 Authority and Capacity. Stockholder has all requisite right, legal capacity, power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Stockholder, and to consummate the transactions contemplated herein. If Stockholder is not a natural person, Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has provided to Parent a certificate executed by the Secretary (or other officer in a similar capacity) of each such entity certifying that such Stockholder has the authority to execute, deliver and perform this Agreement.

3.2.2 Ownership of Shares. Stockholder is the sole beneficial and record owner and has good and marketable title to all of such Stockholder’s Respective Shares, free and clear of all Liens, options or similar rights of any nature, and does not own any other share of any class of capital stock of the Company. Except as set forth in the Stockholders Agreement, Stockholder is not a party to any option, warrant, purchase right or other contract that could require such Stockholder to sell, transfer or otherwise dispose of such Stockholder’s Respective Shares and Stockholder is not a party to any voting trust, proxy or other contract with respect to the voting thereof. At the Closing, Parent will acquire from Stockholder full legal and beneficial ownership of and good and valid title to such Stockholder’s Respective Shares free and clear of all Liens, options or similar rights of any nature.

3.2.3 Authorization; Execution and Delivery; Enforceability. This Agreement has been, and each Related Agreement to be executed and delivered by Stockholder will upon such delivery be, duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of such agreements by Parent and the Merger Subsidiary, constitutes, or will upon such delivery will constitute, the legal, valid and binding obligation of Stockholder, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity. The execution, delivery and performance of this Agreement and each Related Agreement by Stockholder and the consummation of the Transaction and thereby have been duly and validly authorized by all requisite corporate or other action on the part of such Stockholder, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement and each Related Agreement.

3.2.4 Noncontravention. Neither the execution and delivery by Stockholder of this Agreement or any Related Agreement, nor performance by Stockholder of its obligations under this Agreement and the Related Agreements nor consummation of the transactions contemplated hereby and thereby by Stockholder, will:

(i)	violate any Law applicable to Stockholder;

(ii)	in the case of any Stockholder that is not a natural person, violate any provision of Stockholder’s Organizational Documents;

(iii)

result in a material breach of, constitute a material default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to modify, accelerate, terminate or cancel, or require any consent or approval of any Person under any lease, sublease, license, sublicense, franchise, Permit, agreement for borrowed money, or other material agreement or instrument to which Stockholder is a party or by which Stockholder is bound, except where Stockholder has obtained the consent of or waiver from the other party to such agreement or instrument; or

(iv)

require a filing with or the obtainment of a Permit from any Governmental Authority, except for any filings or Permits the failure to make or obtain would not prevent, impede or delay Stockholder from consummating the Transaction.

3.2.5 Litigation. There are no Actions pending or threatened in writing against or affecting such Stockholder (i) under any bankruptcy or insolvency Law, (ii) in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the Transaction, or (iii) that reasonably could be expected to prevent, impede or delay Stockholder’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby.

3.2.6 Brokerage. No Person is or will become entitled, by reason of any dealings, communications or agreements of any kind with or on behalf of Stockholder, to receive any commission, finder’s fee or other similar compensation in connection with this Agreement or the Transaction.

3.2.7 Solvency. Stockholder is solvent for all purposes under federal bankruptcy and applicable state fraudulent transfer and fraudulent conveyance Laws. Stockholder’s sale of its Respective Shares as provided by this Agreement will not render Stockholder insolvent and does not constitute a fraudulent transfer or conveyance under such Laws.

3.3 Termination of Stockholders’ Agreement. With respect to the Transaction, each Stockholder hereby waives the applicability of, and all rights of such Stockholder under, the Stockholders’ Agreement. Effective immediately prior to the Closing, (a) the Stockholders’ Agreement shall terminate, (b) each Stockholder releases each other party to the Stockholders’ Agreement from all obligations and liabilities thereunder and (c) Parent agrees that the Company and its successors and assigns releases each other party to the Stockholders’ Agreement from all obligations and liabilities thereunder.

3.4 Confidentiality. Each of the Stockholders will (and will cause each of its Affiliates and representatives to) treat and hold as confidential all of the Intellectual Property of the Company or Amrep or used by or developed by or for the Company or Amrep (collectively the “Confidential IP”), refrain from disclosing or using any of the Confidential IP (except, as applicable, in the furtherance of such Stockholder’s duties on behalf of the Company or any of the Subsidiaries as directed by the Company, any Subsidiary or Parent) and deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of such Confidential IP that are in their possession. In the event that any of the Stockholders (or any Affiliate or representative thereof) is requested or required (by oral question or written request for information or documents by any Governmental Authority or in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential IP, such Stockholder will notify Parent promptly of the request or requirement so that Parent and the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 3.4. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Stockholders is, on the advice of counsel, compelled to disclose any Confidential IP to any Governmental Authority or pursuant to any such proceeding, such Stockholder may disclose the Confidential IP; provided, however, that the disclosing Stockholder shall, upon the request of Parent or the Company and at the cost of Parent or the Company, exert its commercially reasonable efforts to obtain an order or other assurance that confidential treatment will be accorded to such portion of the Confidential IP required to be disclosed as the Parent may reasonably request.

3.5 Non-Competition; Non-Solicitation.

3.5.1 In furtherance of the consideration being paid by Parent and as a material inducement for Parent to execute this Agreement:

(a)

Each of MCM Capital Partners, L.P., Key Equity Capital Corporation, Key Equity Partners ‘98, Key Capital Corporation, Key Equity Partners 2000, and Kevin J. Gallagher (collectively the “Institutional Stockholders”) agree that, during the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, neither the Institutional Stockholders nor any of their Affiliates (with the exception of KeyBank National Association and its affiliates) shall directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, employee, partner, agent, representative, or otherwise), consult, render services, organize, plan to organize, or in any manner engage, or make any preparation to engage, anywhere in the world in any activity or enterprise competing with the Business (as conducted as of the Closing Date). In addition, each of the Institutional Stockholders agree that neither the Institutional Stockholders nor any of their Affiliates (with the exception of KeyBank National Association and its affiliates) shall, whether directly or indirectly, do any of the following: (i) during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, solicit the employment of or hire any current employee (or any employee who was employed by the Institutional Stockholders (for the performance of services solely for the Company or any of its Subsidiaries) or the Company or any of its Subsidiaries for any type of employment within the eighteen (18) month period prior to the Closing) of the Company or any of its Subsidiaries without the prior written consent of Parent, provided, however, that nothing herein shall prohibit the Institutional Stockholders or any of their Affiliates from making general solicitation advertisements that are not targeted at such employees; (ii) during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, call on, solicit, or service any supplier, prospective supplier, licensee, licensor, or other business relation of any of the Company or any of its Subsidiaries with respect to products or services related to the Business (as conducted as of the Closing Date) in order to influence or induce or attempt to influence or induce such Person to decrease or cease doing business with the

Company or any of its Subsidiaries, or in any way otherwise interfere with the business relations of the Company or any of its Subsidiaries; (iii) during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, make any statement or do any act intended to cause existing or potential customers of the Company or any of its Subsidiaries to make use of the services or purchase the services or products of any competitive business; or (iv) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave his or her employ or in any way interfere with the relationship between the Company or any of its Subsidiaries and its employees.

(b)

Each of Joseph G. Seladi, Dave Simonson, and Clay Freebairn (collectively the “Employee Stockholders”) agree that, during the period beginning on the Closing Date and ending on the eighteen (18) month anniversary of the Closing Date, neither the Employee Stockholders nor any of their Affiliates shall directly or indirectly manage, control or in any manner provide executive or management services, similar to those the Employee Stockholders provided during their respective employment with the Company or any of its Subsidiaries, anywhere in the United States for any enterprise competing with the Business (as conducted as of the Closing Date). In addition, each of the Employee Stockholders agree that neither the Employee Stockholders nor any of their Affiliates shall, whether directly or indirectly, do any of the following: (i) during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, solicit the employment of or hire any current employee (or any employee who was employed by the Employee Stockholders (for the performance of services solely for the Company or any of its Subsidiaries) or the Company or any of its Subsidiaries for any type of employment within the eighteen (18) month period prior to the Closing) of the Company or any of its Subsidiaries without the prior written consent of Parent, provided, however, that nothing herein shall prohibit the Employee Stockholders or any of their Affiliates from making general solicitation advertisements that are not targeted at such employees; (ii) during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, call on, solicit, or service any supplier, prospective supplier, licensee, licensor, or other business relation of any of the Company or any of its Subsidiaries with whom Employee Stockholder had Material Contact with respect to products or services related to the Business (as conducted as of the Closing Date) in order to influence or induce or attempt to influence or induce such Person to decrease or cease doing business with the Company or any of its Subsidiaries, or in any way otherwise interfere with the business relations of the Company or any of its Subsidiaries; (iii) during the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, make any statement or do any act intended to cause existing or potential customers of the Company or any of its Subsidiaries with whom Employee Stockholder had Material Contact to make use of the services or purchase the services or products of any competitive business; or (iv) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave his or her employ or in any way interfere with the relationship between the Company or any of its Subsidiaries and its employees.

3.5.2 Each of the Institutional Stockholders and the Employee Stockholders subject to the restrictions set forth in Section 3.5.1 acknowledge and agree that their agreement to the covenants contained in Section 3.5.1 is a material inducement to Parent’s execution of this Agreement and further acknowledge and agree that they have each received valuable consideration for the sale of their shares in the Company and for the covenants contained herein. Each of the Institutional Stockholders and the Employee Stockholders further acknowledge and agree that the restrictions contained in this Section 3.5 are reasonable and narrowly drawn to impose no greater restraint than is necessary to protect the goodwill of the Business and to protect Parent’s legitimate interest in the enjoyment of the Business. Each of Parent and such Stockholders intend that the covenants of this Section 3.5 shall be deemed to be a series of separate covenants, one for each county of each and every state, territory or jurisdiction of the United States, and one for each month of the time periods covered by such covenants.

3.5.3 If the Stockholders restricted pursuant to this Section 3.5 or any of their Affiliates breach or threaten to commit a breach of any of the restrictive covenants set forth in this Section 3.5, then Parent shall have the right and remedy to have the restrictive covenants in this Section 3.5 specifically enforced against such Stockholders and their Affiliates, including through temporary restraining orders and injunctions by any court of competent jurisdiction, it being agreed by such Stockholders that any breach or threatened breach by such Stockholders or any of its Affiliates of this Section 3.5 would cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.

3.5.4 If, during the enforcement of any or all of the covenants and provisions set forth in this Section 3.5, any court of competent jurisdiction enters a final judgment that declares that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, are invalid, or are otherwise unenforceable, then the parties hereto agree that the maximum enforceable duration, scope, or area reasonable under such circumstances shall be substituted for the stated duration, scope, or area, and that the court making the determination of invalidity or unenforceability shall have the power to revise the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes the closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope, or area permitted by Law.

3.5.5 Each Stockholder shall be responsible for any breach of this Section 3.5 by any of its Affiliates.

3.6 Closing and Post-Closing Payments; Waiver and Release.

3.6.1 Payments. Stockholders acknowledge and agree that all amounts due and payable pursuant to this Agreement to any Stockholder by Parent, the Surviving Corporation, or any of their Affiliates shall be made solely to Stockholders’ Representative and to no Stockholder. Stockholders hereby irrevocably instruct, authorize and direct Parent and the Surviving Corporation to make any and all such payments solely to the Stockholders’ Representative and hereby waive, release and discharge Parent and the Surviving Corporation to make any and all such payments solely to the Stockholders’ Representative and hereby waive, release and discharge Parent and the Surviving Corporation from any and all liability with respect to the payment of such amounts (other than payment to the Stockholders’ Representative) or any and all distributions or amounts distributed by the Stockholders’ Representative.

3.6.2 Waiver and Release. Effective as of the Closing, each of the Stockholders, on behalf of itself and its heirs, executors, administrators, successors and assigns (collectively, the “Releasing Parties”), irrevocably and unconditionally waives and releases any and all rights with respect to, and releases, forever acquits and discharges each and all of the Company, its Subsidiaries, their respective present and future directors, officers, employees, agents and other representatives, and their respective heirs, executors, administrators, successors and assigns (“Released Parties”) with respect to, each and all claims, demands, charges, complaints, obligations, causes of action, suits, liabilities, indebtedness, sums of money, covenants, agreements, instruments, contracts (written or oral, express or implied), controversies, promises, fees, expenses (including attorneys’ fees, costs and expenses), damages and judgments, at law or in equity, in contract or tort, in United States, state, foreign or other judicial, administrative, arbitration or other proceedings, of any nature whatsoever, known or unknown, suspected or unsuspected, previously, now or hereafter arising, in each case which arise out of, are based upon or are connected with facts or events occurring or in existence on or prior to the date of the Closing (“Released Claims”); provided, however, that such Released Claims shall not include the claim of any Stockholder against the Company for (i) current salary and benefits accrued or payable or (ii) rights under written employment agreements that arise after the date hereof. Provided further, that each Stockholder hereby agrees that following the date hereof, if any payment is required to be made by such Stockholder or Stockholder has any liability pursuant to Article 9, or otherwise in respect of Losses suffered or incurred by any Person, to the extent such Stockholder has an indemnity obligation according to Article 9, whether such obligation is related to judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise such Stockholder (directly or through any Affiliate) shall have no rights against the Company or any of its Subsidiaries or any other Released Party, whether by reason of subrogation, contribution, reimbursement or otherwise, in respect of any such payments or liabilities, and shall not take any action against the Company or any of its Subsidiaries or any other Released Party with respect thereto. Each of the Stockholders represents and warrants that such Stockholder has not assigned or otherwise transferred any right or interest in or to any of the Released Claims. Each of the Stockholders further acknowledges that such Stockholder is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions or causes of actions which are unknown to the releasing or discharging party at the time of execution of the release and discharge. The Stockholders each hereby expressly waive, surrender and agree to forego any protection to which such Stockholder would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

CONCERNING THE COMPANY

Stockholders jointly and severally represent and warrant to Parent that the following statements contained in this Article 4 are true and correct at and as of the date of this Agreement and on the Closing Date, except as set forth in the Disclosure Schedules.

4.1 Organization and Good Standing; Authorization and Binding Agreement.

4.1.1 The Company and Amrep are duly formed, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Company has all requisite corporate power and authority to own and lease its Assets and to operate its business as the same are now being owned, leased and operated. Amrep has all requisite corporate power and authority to own and lease its Assets and to operate its business as the same are now being owned, leased and operated. The Company and Amrep are duly qualified or licensed to transact business as a foreign corporation in, and are in good standing in, each jurisdiction in which the nature of their respective businesses or their ownership of their respective properties requires each of them to be so qualified or licensed, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect. Schedule 4.1 of the Disclosure Schedules sets forth a complete list of (a) all jurisdictions in which the Company and Amrep is qualified or licensed to do business, and (b) all directors and officers of the Company and Amrep. The Company has made available to Parent a complete copy of the Organizational Documents of the Company and Amrep, each of which respective Organizational Documents is in full force and effect, and the Company and Amrep are not in violation of any provision of their respective Organizational Documents.

4.1.2 The execution, delivery and performance of each of the Related Agreements to which the Company is party by the Company and the consummation of the Transaction have been duly and validly authorized by all requisite corporate action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance by it of any of the Related Agreements to which it is a party. The Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

4.2 Capital Stock.

4.2.1 Company Shares. The Company’s capital stock consists of 5,500 shares of Series A Preferred Stock of which 5,500 shares have been issued and are outstanding, 1,200 shares of Series B Preferred Stock of which 1,200 shares have been issued and are outstanding, 2,800 shares of Series C Preferred Stock of which 800 shares have been issued and are outstanding, 200 shares of Class

A Common Stock of which 30.58 shares have been issued and are outstanding, 200 shares of Class B Common Stock of which 30.58 shares have been issued and are outstanding, 200 shares of Class C Common Stock of which 30.58 shares have been issued and are outstanding, 200 shares of Class D Common Stock of which 200 shares have been issued and are outstanding and 200 shares of Class E Common Stock of which 16.55 shares have been issued and are outstanding. No other shares of stock, equity interests or other securities of the Company are issued and outstanding. Schedule 4.2.1 of the Disclosure Schedules sets forth the respective shares of Series A, Series B, and Series C Preferred Stock and Class A, Class B, Class C, Class D and Class E Common Stock which are issued and outstanding and owned of record by Stockholders and other owners of any Shares and the address on the records of the Company for each owner of the Shares. All of the Shares are wholly-owned free and clear of any and all Liens, have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights, rights of first refusal or other rights of any Person. Except as set forth in the Stockholders Agreement, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of the Company. There does not exist, nor is there outstanding, any right or security granted or issued to any Person to cause the Company to issue or sell any shares of capital stock, equity interests or any other security to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of the Company, or any other similar right, security, instrument or agreement). Except as set forth on Schedule 4.2.1 of the Disclosure Schedules, there is no obligation of the Company to (a) repurchase, redeem or otherwise acquire any share of the capital stock, equity interests or any other security of the Company or (b) loan to, invest in, or provide any guarantee with respect to the obligations of, any Person. Except as set forth on Schedule 4.2.1 of the Disclosure Schedules, the Company is not, and as of the Closing the Company will not be, obligated to pay any dividend, distribution or payment to any current or former holder of the Company’s capital stock. Except as set forth on Schedule 4.2.1 of the Disclosure Schedules, and except as set forth in the Stockholders Agreement, there are no preemptive rights, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments with respect to the issuance of any of the Company’s capital stock, equity interests or any other security of the Company. Except as set forth on Schedule 4.2.1 of the Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to the Company.

4.2.2 Amrep Shares. The Company owns, beneficially and of record, 100% of all of the issued and outstanding Amrep Shares which comprise all of the issued and outstanding equity interests in, Amrep issued by or outstanding with respect to Amrep. All of the Amrep Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws and any preemptive rights, rights of first refusal or other rights of any Person. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any shares of capital stock of Amrep. There does not exist nor is there outstanding any right or security granted or issued to any Person to cause Amrep to issue or sell any shares of capital stock, equity interests or any other security to any Person (including any warrant, stock option, convertible debt obligation, subscription for stock or securities convertible into stock of Amrep, or any other similar right, security, instrument or agreement). There is no obligation of Amrep to (a) repurchase, redeem or otherwise acquire any share of the capital stock, equity interests or any other security of Amrep or (b) loan to, invest in, or provide any guarantee with respect to the obligations of, any Person. As of the Closing, Amrep will not be obligated to pay any dividend, distribution or payment to any current or former holder of Amrep’s capital stock or other equity interest. There are no preemptive rights, rights of first refusal or first offer, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments with respect to the issuance of any of the Amrep’s capital stock. Except as set forth on Schedule 4.2.2 of the Disclosure Schedules, there are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to Amrep.

4.3 Other Ventures. Other than the Company’s ownership of the Amrep Shares, neither the Company nor Amrep owns capital stock of, or other equity interests in or any security of, any Person, nor is the Company or Amrep bound by any contract, insurance policy or commitment of any nature to make any investment in or capital contribution to any Person. Neither the Company nor Amrep is a partner or member of any partnership, limited liability company or joint venture.

4.4 Noncontravention. Except as set forth on Schedule 4.4 of the Disclosure Schedules, neither the execution and delivery of this Agreement or any Related Agreement nor compliance with their terms, will:

(a)	violate any material Law applicable to the Company or Amrep;

(b)	conflict with or violate any provision of the Organizational Documents of the Company or Amrep;

(c)

result in a material breach of, constitute a material default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to modify, accelerate, terminate or cancel, create in any party the right to encumber any of the Assets of the Company or Amrep, or require any consent or approval of any Person under any Material Contract, except where the consent of or waiver from the other party to such Material Contract has been obtained; or

(d)

require a filing with or the obtainment of a Permit from any Governmental Authority, except for any filings or Permits the failure to make or obtain would not, individually or in the aggregate, prohibit the Company or Amrep or any Stockholder from consummating the Transaction.

4.5 Books and Records. Except as set forth on Schedule 4.5 of the Disclosure Schedules, the Books and Records of the Company and Amrep, all of which Stockholders have made available to Parent, are complete and correct in all material respects, represent actual, bona fide transactions or meetings of the respective shareholders, the respective boards of directors and committees of the boards of directors (or bodies acting in similar roles).

4.6 Financial Statements.

4.6.1 Schedule 4.6.1 of the Disclosure Schedules sets forth true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated financial statements of the Company including Amrep as of and for the fiscal years ended December 31, 2007 and December 31, 2008 (with December 31, 2008 being the “Most Recent Fiscal Year End”) (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet and income statement of the Company as of and for the 9-month period ended September 30, 2009 (the “Unaudited Financial Statements”). The Audited Financial Statements are complete and correct, and have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Company and Amrep as of the dates indicated and the results of operations and cash flows for the periods then ended. The Unaudited Financial Statements are complete and correct, and have been prepared in accordance with GAAP, consistently applied, and present fairly, in all material respects, the consolidated financial position of the Company and Amrep as of the date indicated and the results of operations for the period then ended, subject in each case to normal year end adjustments, and the absence of disclosures normally made in footnotes. The balance sheet as of September 30, 2009, which is included in the Unaudited Financial Statements, is referred to as the “Interim Balance Sheet.”

4.6.2 Except as set forth on Schedule 4.6.2 of the Disclosure Schedules, neither the Company nor Amrep has any material liability or obligation (whether absolute, accrued, contingent or otherwise) except (i) as set forth on the Interim Balance Sheet; or (ii) incurred since the date of the Interim Balance Sheet in the ordinary course of business and in an amount that is not, individually or in the aggregate, material to the Company and Amrep.

4.6.3 Except as set forth on Schedule 4.6.3 of the Disclosure Schedules, each of the Company and Amrep maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity in all material respects with GAAP; (C) access to Assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for Assets is compared with the existing Assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.7 Absence of Certain Changes or Events. Except as otherwise set forth on Schedule 4.7 of the Disclosure Schedules, since the date of the Interim Balance Sheet, the Company and Amrep have been operated only in the Ordinary Course of Business, and:

4.7.1 neither the Company nor Amrep has experienced or suffered any event or circumstance that constitutes, or could reasonably be expected to constitute, a Material Adverse Effect;

4.7.2 neither the Company nor Amrep has experienced any material damage, destruction, or loss (whether or not covered by insurance) to any material Assets;

4.7.3 neither the Company nor Amrep has sold, leased, transferred, assigned, abandoned or permitted to lapse any material Assets, tangible or intangible, other than sales of inventory in the Ordinary Course of Business;

4.7.4 neither the Company nor Amrep has materially revalued any of their Assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or Accounts (except in the Ordinary Course of Business);

4.7.5 neither the Company nor Amrep has merged or consolidated with, purchased substantially all of the assets of or engaged in any other similar acquisition with any business or proprietorship, firm, association, corporation or other business organization or division thereof;

4.7.6 neither the Company nor Amrep has issued, sold or transferred any of its capital stock or other equity securities, securities convertible into its capital stock or other equity securities, options or other rights to acquire its capital stock or other equity securities, or any bonds or debt securities;

4.7.7 there has not been any material change in the accounting or Tax reporting, methods, policies or practices of the Company or Amrep and neither the Company nor Amrep has settled or compromised any Tax liability or made any tax election;

4.7.8 neither the Company nor Amrep has incurred any Indebtedness, or assumed, guaranteed or endorsed the Indebtedness of any other Person, or canceled any debt or released any claim, other than in the Ordinary Course of Business;

4.7.9 neither the Company nor Amrep has suffered any uninsured theft, damage, destruction or loss of or to any tangible Asset or Assets having value in excess of $50,000 individually or $100,000 in the aggregate;

4.7.10 neither the Company nor Amrep has made, granted or committed to make or grant any bonus or any wage, salary or compensation increase to any director, officer, employee or consultant, other than salary increases and bonuses in the Ordinary Course of Business, or any increase of any benefit provided under any employee benefit plan or arrangement, and neither the Company nor Amrep has amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement or announced any intention to take any such action;

4.7.11 neither the Company nor Amrep has entered into any employment, severance, change of control, indemnification or similar contract with any director, officer, manager or employee thereof or modification or termination of any such existing agreements or contracts;

4.7.12 neither the Company nor Amrep has entered into, terminated or modified any collective bargaining agreement or other similar agreement;

4.7.13 neither the Company nor Amrep has adopted, or authorized an increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any employees of the Company or Amrep;

4.7.14 the Company has not declared or paid any dividend or made any other distribution to its equity holders on or in respect of, or has repurchased, redeemed, retired or otherwise acquired any shares of, its capital stock or any options, warrants or other rights to purchase such stock or adjusted or reclassified its capital stock;

4.7.15 neither the Company nor Amrep has sold, leased, mortgaged, transferred or subjected to any Lien, or committed to sell, lease, mortgage, transfer or subject to any Lien, any tangible or intangible Assets having a current book value in excess of $25,000 in the aggregate, except for sales of inventory in the Ordinary Course of Business and Permitted Liens;

4.7.16 neither the Company nor Amrep has purchased or leased, or committed to purchase or lease, any fixed asset for an amount in excess of $25,000, except purchases of inventory and supplies in the Ordinary Course of Business;

4.7.17 neither the Company nor Amrep has authorized any capital expenditures or commitment for capital expenditures in an amount of more than $25,000 individually or $100,000 in the aggregate;

4.7.18 neither the Company nor Amrep has agreed to a cancellation or waiver of any claims or rights with a value, individually or in the aggregate, of more than $25,000 individually;

4.7.19 the Company has managed its working capital in the Ordinary Course of Business and consistent with its past practice; and

4.7.20 neither the Company nor Amrep has entered into an agreement, whether oral or written, to do any of the foregoing.

4.8 Taxes. Except as set forth on Schedule 4.8 of the Disclosure Schedules:

4.8.1 All Tax Returns required to be filed by the Company and Amrep have been duly and timely filed and are correct and complete in all material respects, and all Taxes due and owing by the Company and/or Amrep (whether or not shown on such Tax Returns) have been or will be paid as of the Closing Date. There are no Tax claims, audits or proceedings pending or, threatened in writing with respect to the Company or Amrep. Since January 1, 2005, no Claim has been made in writing by a Governmental Authority in a jurisdiction where the Company and/or Amrep does not file Tax Returns that the Company and/or Amrep may be subject to taxation by that jurisdiction. Neither the Company nor Amrep is currently the beneficiary of any extension of time to file any Tax Return, has waived any statute of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company and Amrep have properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any stockholder, employee, creditor, independent contractor, or other third party and their records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with all applicable Tax information reporting and Tax withholding requirements. Neither the Company nor Amrep is a party to or bound by any Tax allocation or Tax sharing agreement with any other Person and has no contractual obligation to indemnify any other Person with respect to Taxes. Neither the Company nor Amrep has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) nor has any liability for the Taxes of any Person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

4.8.2 There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the Assets of the Company or Amrep. Stockholders have delivered to Parent complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company or Amrep since January 1, 2005.

4.8.3 Neither the Company nor Amrep has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

4.8.4 The unpaid Taxes of the Company and Amrep (i) did not, as of September 30, 2009, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company and Amrep in filing their Tax Returns.

4.8.5 Neither the Company nor Amrep will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(a)	change in method of accounting for a taxable period ending on or prior to the Closing Date which is not disclosed in the Financial Statements;

(b)	“closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(c)	intercompany transactions or any excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(d)	installment sale or open transaction disposition made on or prior to the Closing Date for which the corresponding payment or benefit is not received after the Closing Date; or

(e)	prepaid amount received on or prior to the Closing Date.

4.8.6 Neither the Company nor Amrep has distributed stock of any Person, or has had its stock distributed by any Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.8.7 Neither the Company nor Amrep has entered into any transaction that is or would be part of any “reportable transaction” under Sections 6011, 6111 or 6112 of the Code (or any similar provision under any state or local law).

4.8.8 Neither the Company nor Amrep made or entered into, and does not hold any, Asset subject to a “safe harbor lease” that would require said Asset to be treated as being owned by any other Person pursuant to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder, nor does the Company or Amrep hold any Asset that is “tax-exempt use property” within the meaning of Section 168(h) of the Code or “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

4.8.9 The income Tax Return of the Company and the Subsidiaries, copies of which have been provided to the Parent, accurately set forth the amounts of all losses and Tax credits available to be carried forward without regard to the Transaction, and none of the losses or credits is subject, immediately prior to the Closing, to any limitation under Section 382 or 383 of the Code or any other provisions of federal, state or foreign Law.

4.9 Employees.

4.9.1 Except as set forth on Schedule 4.9.1 of the Disclosure Schedules, the Company and Amrep:

(a)

are in material compliance with all U.S. federal, provincial, state and municipal Laws, or any applicable Laws of any foreign jurisdiction, respecting labor, employment, employment practices, terms and conditions of employment, wages and hours, termination, classification of employees, and immigration, and are not engaged in any unfair labor practice, including any such Laws respecting employment discrimination and occupational safety and health requirements,

(b)	have complied in all material respects with the withholding and reporting requirements with respect to wages, salaries and other payments to employees of the Company or Amrep, and

(c)

are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees of the Company or Amrep (other than routine payments to be made in the normal course of business and consistent with past practice).

4.9.2 Neither the Company nor Amrep has any material liability, including any obligations under any Benefit Plans, with respect to any misclassification of any Person performing services for the Company or Amrep as an independent contractor or consultant rather than as an employee.

4.9.3 Neither the Company nor Amrep is delinquent in any material payments to any of its respective employees for any wages, salaries, commissions, bonuses, severance, termination pay or other compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

4.9.4 There are no Actions by any employee or former employee pending or threatened in writing against the Company or any Subsidiary.

4.9.5 There is no litigation, grievance, arbitration proceeding, administrative proceeding, governmental investigation, citation, consent decree, conciliation agreement, audit or Action of any kind pending or, to Stockholders’ Knowledge, proposed or threatened against the Company or Amrep relating to employment, employment practices, labor relations and employee benefits, terms and conditions of employment or wages and hours.

4.9.6 Neither the Company nor Amrep is a party to any collective bargaining agreement or other labor union agreement nor, to Stockholders’ Knowledge are there pending any union organizational activities or proceedings with respect to the Company or any Subsidiary.

4.9.7 Schedule 4.9.7(a) of the Disclosure Schedules sets forth a complete list of the names, annual salary, titles and participation in all bonus or incentive programs for all employees and officers. Apart from the individuals listed in Schedule 4.9.7(b), no other person (with five (5) or fewer employees) (i) is employed by, or carries out work for or on behalf of the Company or its Subsidiaries as an employee, as freelancer, consultant or in any other status with the Company and its Subsidiaries and (ii) is paid in excess of five thousand dollars ($5,000) per year for his, her or its services. Schedule 4.9.7(a) identifies whether the Company or Amrep is the employer of each employee and which of the employees are on paid or unpaid leave for any reason. No executive or key employee of the Company or Amrep, or any group of employees or independent contractors of the Company or Amrep, has given written notice to the Company or Amrep to cancel or otherwise terminate such person’s relationship with the Company or Amrep, as applicable.

4.9.8 There is no unfair labor practice complaint against the Company or Amrep pending or, to Stockholders’ Knowledge, threatened to commence any unfair labor practices complaint before the National Labor Relations Board or any other Governmental Entity. There is no labor strike, dispute, walkout, lockout, slowdown or stoppage pending or, to Stockholders’ Knowledge, threatened against the Company or Amrep.

4.9.9 There are no representation petitions or other similar petitions or requests for representation pending or proposed or threatened, before the National Labor Relations Board or any other federal, provincial, state or local agency in any jurisdiction or Governmental Entity in connection with any Persons employed by the Company or Amrep.

4.9.10 No Contract (written or otherwise) restricts the Company or Amrep from relocating, closing or terminating any of its operations or facilities other than statutory regulations. Each of the employees is employed by the Company or Amrep which owns the Assets, and carries on the Business, in respect of which that employee is employed.

4.9.11 The consummation of the purchase of the Shares pursuant to this Agreement shall not entitle any employee of the Company or Amrep to (i) terminate his or her employment or receive additional compensation in connection with such termination or (ii) alter in any way their terms or conditions of employment.

4.9.12 Each of the Company and Amrep has complied in all material respects with the requirements of the Immigration Reform and Control Act of 1986, as amended, and all related regulations and all executive orders in effect regarding the employment in the U.S. of persons who are not citizens of the U.S. Schedule 4.9.12 of the Disclosure Schedules (i) contains a list of each employee of the Company and Amrep working in the U.S. who is not a U.S. citizen and (ii) describes for each the authorization under which the employee is permitted to work in the U.S. The Company has provided to Parent a correct and complete copy of each policy of the Company and Amrep pertaining to the confirmation of the identity of an employee, the immigration status of the employee and the confirmation of the employee’s right to work in the U.S., as well as a description of all internal controls pertaining to those determinations, if any. All employees of the Company and Amrep who are performing services for the Company or Amrep in the U.S. (i) are legally able to be employed and perform the services they are performing in the U.S. and (ii) will be able to continue to perform such services in the U.S. following the Closing, for the time period applicable to their current status and applicable authorization, without further action by the Company or Amrep or any further authorization. Schedule 4.9.12 of the Disclosure Schedules identifies any Contract that the Company or Amrep has had with any Person since January 1, 2005 by which the Person or its agent or Affiliate was engaged to provide laborers for the business of the Company or Amrep, whether as employees or independent contractors.

4.9.13 Since January 1, 2006, neither the Company nor Amrep has implemented any plant closing or mass layoff of employees that could implicate (i) the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar Law (including without limitation similar state and local laws), or (ii) any labor notice, bargaining obligation or consultation requirement of any Law or labor agreement (collectively with the WARN Act, the “Labor Rights Requirements”).

4.9.14 Neither the Company nor Amrep is a party to any Contract or subject to any Labor Rights Requirement (other than the WARN Act and similar state and local laws) that restricts any Acquired Company from relocating or closing any of its facilities or operations or any portion thereof, that requires advance notice of that event, or that could impose any liability or obligation on the Company or Amrep as a consequence of (i) the relocation or closure, (ii) the failure to give required notice or (iii) the failure to consult with employees or their representative in connection with a relocation or closure.

4.10 Employee Benefit Plans. Schedule 4.10 of the Disclosure Schedules sets forth a list of all Plans. Except as otherwise set forth in Schedule 4.10 of the Disclosure Schedules, with respect to Plan matters:

4.10.1 the Company has made available to Parent true and complete copies of all written plan documents and contracts evidencing the Plans, as they may have been amended to the date hereof, together with the following to the extent they are applicable: (i) all documents, including any insurance contracts, plan documents and trust agreements, setting forth the terms of the Plan, or if there are no such documents evidencing Plan, a description of the Plan, (ii) the ERISA summary plan description and any other summary of plan provisions provided to participants or beneficiaries for each Plan, (iii) all documents, including without limitation, Forms 5500, relating to any Plan required to have been filed prior to the date hereof with governmental authorities for each of the three most recently completed plan years with respect to each Plan, (iv) each favorable determination letter, opinion or ruling from the IRS for each Plan that is intended to be exempt from federal income tax under Section 401(a) of the Code, (v) each opinion, ruling or determination from the Department of Labor or the Pension Benefit Guaranty Corporation with respect to any Plan, and (vi) financial statements and actuarial reports, if any, for each Plan for the three most recently completed plan years;

4.10.2 none of the Plans is a “multiemployer plan” (as defined in Title I or Title IV of ERISA) or a plan subject to Title IV of ERISA or Section 412 or 430 of the Code, and neither the Company, Amrep nor any ERISA Affiliate has or could reasonably be expected to have any liability, whether direct or contingent, under Title IV of ERISA or Section 412 or 430 of the Code;

4.10.3 each of the Plans that is intended to be tax-qualified under Section 401(a) of the Code has received or relies upon a favorable determination letter from the Internal Revenue Service as to its qualification and such determination letter remains in effect and has not been revoked. No events have occurred that could reasonably be expected to result in the loss of the qualification of any such Plan or related trust under Section 401(a) or 501(a) of the Code, as applicable;

4.10.4 neither the Company nor Amrep has engaged (i) in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of Section 404 of ERISA and could reasonably result in a material penalty or (ii) in any prohibited transaction with respect to any Plan that could reasonably result in any material penalty, and neither the Company nor Amrep is aware of any prohibited transaction or breach of fiduciary duty engaged in or involving any other party with respect to any Plan;

4.10.5 no employee is entitled to post-employment coverage under any Plan other than (i) group health plan continuation coverage mandated by Law, or (ii) retirement or death benefits under any pension or deferred compensation plan;

4.10.6 the Company has complied, in all material respects with the continuation coverage requirements of Section 1001 of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and ERISA Sections 601 through 608, as well as the portability, access, and renewability provisions of Section K, Chapter 100 of the IRC and Section 701 et. seq. of ERISA;

4.10.7 all of the Plans have been administered and operated in material compliance with their respective terms and applicable Laws, and all contributions, to the extent due and payable, required under the terms of the Plans or applicable Law have been timely made;

4.10.8 the assets of all Plans that are required under applicable Law to be held in trust are in fact held in trust, and the liabilities of other Plans are properly and accurately reported on the financial statements and records of the Company in accordance with applicable legal and financial reporting requirements;

4.10.9 there are no pending or, to Stockholders’ Knowledge, threatened claims by or on behalf of any of the Plans, by any employee or beneficiary covered under any Plan or otherwise involving any Plan (other than routine claims for benefits);

4.10.10 there are no agreements that will provide payments to any officer, employee or other individual that whether as a result of the consummation of the Transaction (i) will be “parachute payments” under Sections 280G or 4999 of the Code for which the Parent, the Company, Amrep, or the Surviving Corporation would have withholding liability or that would result in loss of tax deductions under Section 280G of the Code, or (ii) would result in loss of tax deductions under Section 162(m) of the Code;

4.10.11 neither the Company nor any Subsidiary has any obligation to reimburse, pay or make whole any Person for adverse tax consequences or any related costs (including interest, penalties or additional excise taxes), including consequences or costs arising under Section 409A, Section 280G or Section 4999 of the Code relating to any payment made, provision of, omission from or operation of any Plan;

4.10.12 each Plan maintained by the Company or Amrep that is subject to Code Section 409A materially complies in form and in operation with paragraphs (2), (3) and (4) of Code Section 409A, and no amount thereunder is or may become subject to Code Section 409A(1);

4.10.13 except for the Management Incentive Plan, neither the execution and delivery of this Agreement nor the consummation of the Transaction, disregarding any termination of employment which may occur on or after the Closing, will (i) result in any material payment (including severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or any employee under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent; and

4.10.14 to the extent that any Plan has, under applicable Law, resulted in taxable income to any Plan participant, whether through actual or constructive receipt, imputed income, or otherwise, the Company has properly reported such income and has made all required withholdings with respect thereto.

4.11 Environmental Matters. Except as disclosed on Schedule 4.11 of the Disclosure Schedules (“Disclosed Environmental Liabilities”), during the Company’s and each of its Subsidiaries’ respective ownership or lease of the Real Property:

4.11.1 there has been no Treatment, Storage, Disposal, use or handling of any Hazardous Material at, on, under or from any of real property currently or previously owned, used or operated by the Company, any Subsidiary or any of its predecessors (the “Operated Real Property”), except in accordance with applicable Environmental Laws;

4.11.2 there has been no Release or threatened Release of any Hazardous Material at, on, under, to, from, or affecting any of the Operated Real Property in violation of or requiring notification to a Governmental Authority under any applicable Environmental Laws or Permit or that required or requires remediation or abatement under any applicable Environmental Law;

4.11.3 there has been no off-site shipment of any Hazardous Materials from any of the Operated Real Property that gives rise to liabilities or obligations under any Environmental Law, Permit or common law;

4.11.4 neither the Company nor Amrep has been named, and no event has occurred that would or could reasonably be expected to cause any of them to be named, in any Action concerning, and none of them has received any written notice or claims or complaints (i) of a Release or threatened Release of any Hazardous Material; (ii) of a violation or alleged violation of any Environmental Law, (iii) that Stockholder is a potentially responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. § 9601 et. seq., or any State Superfund law, or (iv) regarding any material violation of, or material liability (contingent or otherwise) or material investigatory, corrective or remedial obligation under, Environmental Laws, Permit or common law relating to the Company, Amrep, or their facilities, Operated Real Property or Assets;

4.11.5 each of the Company’s and Amrep’s facilities, and all operations at each such respective facility, have been and are in material compliance with all applicable Environmental Laws, which compliance has included obtaining and complying at all times and in all material respects with all Permits required under applicable Environmental Laws to conduct the business and occupy the Real Property;

4.11.6 there has been no Disposal, Storage, Treatment or use of any Hazardous Materials at, on or under or about any of the Operated Real Property that is reasonably likely to give rise to any liability (contingent or otherwise) under any applicable Environmental Law or material investigatory, corrective or remedial obligation pursuant to any Environmental Law;

4.11.7 except as reflected in the Interim Balance Sheet, there are no capital expenditures necessary or recommended in order to keep the Company and Amrep in compliance with all applicable Environmental Laws;

4.11.8 Stockholder has neither expressly or by operation of law, assumed, undertaken or provided an indemnity with respect to any liability (contingent or otherwise) or any investigatory, corrective or remedial obligation of any other person relating to Environmental Laws; and

4.11.9 Stockholder has provided to Parent true and correct copies of all Permits, environmental audits, reports, assessments and all other material environmental, health and safety documents related to the past or current operations and Real Property of the Company or Amrep, in each case which are in its possession or under its reasonable control.

4.12 Compliance with Laws, Permits. Except as set forth on Schedule 4.12 of the Disclosure Schedules:

4.12.1 The Company and Amrep are, and have been at all times during the past five (5) years, in compliance in all material respects with all applicable Laws and possess all Permits that are necessary, required or recommended with respect to the operation of their respective businesses as currently conducted, and the ownership, occupation and use of the Assets, including the Real Property, as applicable, and all such Permits are in full force and effect.

(a)	There currently exists no material default under, or material violation of, any such Permit, except as indicated in Schedule 4.12.1 of the Disclosure Schedules.

(b)

Neither the Company nor Amrep has received any written notice from any Person alleging any material noncompliance with or violation of any such Law or Permit (except for (A) notices of violations which have been cured or corrected in all material respects and (B) notices which have been rescinded or withdrawn). Neither the Company nor Amrep is subject (or has, within the last year from the date hereof, been subject) to any inspection or investigation the results of which have resulted in or are reasonably likely to result in a liability for the Company and/or Amrep, relating to a product manufactured, developed, under development, stored or sold by the Company or Amrep by any Governmental Authority having or asserting responsibility for the regulation of products manufactured in the Business.

(c)

Schedule 4.12.1 of the Disclosure Schedules sets forth a complete list of all Permits. Except as set forth on Schedule 4.12.1 of the Disclosure Schedules, all Company Products sold, leased, licensed or distributed by the Acquired Companies have borne labels, warnings or disclosures required by the applicable Contract and by applicable Law, and otherwise have been consistent with applicable industry standards, if any.

4.12.2 During the past three (3) years, each product manufactured by Amrep or the Company, or, to Stockholders’ Knowledge, sold, leased or otherwise distributed by the Company or Amrep, if manufactured by a party other than the Company or Amrep (“Company Product”), (i) has been manufactured, stored, sold and distributed in material compliance with applicable Law and (ii) has conformed in all material respects to all requirements of quality or condition in the applicable Contract and with any related implied warranty. To Stockholders’ Knowledge, neither the Company nor Amrep has any Liability for replacement or repair of Company Products or other damages in connection with Company Products in excess of the reserve for product warranty or product liability claims shown on the Interim Balance Sheet (rather than in any notes thereto), as such reserve would be adjusted for the passage of time through the Closing Date in an amount consistent with the past warranty claim reserve experience of the Company or Amrep during the periods covered by the Financial Statements. Except as set forth in Schedule 4.12.2 of the Disclosure Schedules:

(a) there exists no pending, nor, to Stockholders’ Knowledge, threatened Action relating to any product alleged to have been manufactured, distributed or sold by the Business, and alleged to have been defective or improperly designed or manufactured or in breach of any express or implied product warranty; (b) there have been no product recalls (voluntary or involuntary) relating to any product alleged to have been manufactured, distributed or sold by the Business; (c) there exists no pending nor, to Stockholders’ Knowledge, threatened products liability Action, except to the extent reserved for on the Interim Balance Sheet. Schedule 4.12.2 of the Disclosure Schedules also sets forth a copy of the standard terms and conditions of all express written product warranties of the Company or Amrep, for which the Company or Amrep may have liability after the Closing.

4.12.3 All services provided by the Company or Amrep under Contracts of service have conformed to all requirements of the applicable Contract.

4.12.4 Schedule 4.12.4 of the Disclosure Schedules includes (except for licenses related to Intellectual Property) copies of the standard terms and conditions of sale, lease or license of Company Products or the performance of services by the Company or Amrep (including all standard warranty and indemnity provisions). No Company Product or service Contract is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions set forth in Schedule 4.12.4 of the Disclosure Schedules.

4.12.5 All accepted and unfulfilled orders for the sale of Company Products or the performance of services by the Company or Amrep, and all outstanding Contracts for the purchase by the Company or Amrep of inventory, equipment or services used or to be used in the business of the Company or any Subsidiary, were made in bona fide transactions in the Ordinary Course of Business.

4.12.6 There are no claims against the Company or any Subsidiary for the return of Company Products because of alleged over shipment. There are no Company Products in the hands of distributors or customers under an understanding that the products would be returnable other than for nonconformance to requirements of the applicable Contract.

4.13 Real Property. Schedule 4.13 of the Disclosure Schedules lists each parcel of real property owned or leased by the Company and Amrep for their business and operations (collectively, the “Real Property”). The leases, assignments, subleases and other agreements relating to the use, occupation, or enjoyment of the Real Property are collectively referred to as the “Leases.” The deeds and other instruments creating ownership rights in the Real Property are collectively referred to as the “Deeds.” The Company has made true, accurate, and complete copies of the Deeds and Leases available to Parent. Neither the Company nor Amrep has received written notice from any Person refuting that each Deed and Lease is in full force and effect and is a legal, binding and enforceable obligation of the parties thereto. There are no existing breaches, defaults or events of default, or events which with notice or lapse of time or both would constitute breaches or defaults under any Deeds or Leases or with respect to Real Property owned by the Company or Amrep, under any mortgage, deed of trust, loan documents, or other monetary or material obligations affecting or related to the Real Property, and, none of the foregoing have been asserted, claimed, or purported orally or in writing by any Person. The Company and Amrep have: (a) good, marketable and indefeasible fee simple title to, and the right to quiet enjoyment of, the Real

Property owned by the Company or Amrep free and clear of all Liens, except Permitted Liens, and (b) a valid and existing leasehold interest in the Real Property leased by the Company or Amrep enforceable in accordance with terms and conditions of the applicable Lease and with the right to quiet enjoyment of such Real Property, free and clear of any Lien in favor of a creditor of the Company or Amrep encumbering the Company or Amrep’s leasehold or other interest under such Lease, except Permitted Liens. Except as disclosed on Schedule 4.13 of the Disclosure Schedules, with respect to the Real Property owned or leased by the Company or Amrep, no Person other than the Company or Amrep has any use, occupancy, enjoyment, leasehold or other similar rights with respect to such Real Property or any part thereof (excluding, however, the rights of the Owners of any Real Property leased under the Leases or the reversionary rights with respect to such leased Real Property). The use, occupancy, and operation of the Real Property by the Company and Amrep are valid, permitted and conforming uses in accordance with current and proposed zoning classifications of the Real Property, and is not dependent on a permitted nonconforming use or permitted nonconforming structure, or similar variance, exemption or authorization and all applicable Laws and there are no pending or, to Stockholders’ Knowledge, threatened Actions to alter or restrict the zoning or other use restrictions applicable to the Real Property. All buildings, structures, improvements, fixtures, building systems and equipment and all components thereof included in the Real Property (the “Improvements”) are sufficient for the operation of the Business conducted thereon consistent with past practice. The Company has not received written notice of any proceedings, disputes, actions or notices facts or conditions affecting or threatened against any of the Improvements or any Real Property, or portion thereof. None of the Improvements or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest that is not included in the Real Property. Neither the Company nor Amrep has received written notice of any Action from any insurance carrier of nor are the Company and Amrep aware of, defects or inadequacies in any Real Property, which if not corrected would result in termination of insurance coverage, increase any of their costs or otherwise affect the insurability of any Real Property. There are no Actions for unsatisfied requests for allowances, credits, commissions, repairs, replacements, restorations, or improvements at any Real Property from any Person, including, but not limited to, any landlord, tenant, lender, insurance carrier or Governmental Authority.

4.14 Personal Property. The Company or Amrep owns good and valid title to or have a valid leasehold interest on or license to use all of the Assets, free and clear of all Liens, except for Permitted Liens. Such Assets are (i) sufficient, in all material respects and (ii) in good condition and repair, except for ordinary wear and tear not caused by neglect, for the operation of the Business as currently conducted. No Person, other than the Company or Amrep, owns or primarily utilizes any material equipment of the Company or Amrep necessary for the operations of the Business as of the Closing Date. The Assets owned by the Company and Amrep, the lease rights under the leases of personal property by the Company and Amrep and the Intellectual Property owned or used by the Company or Amrep under valid license, collectively include all assets necessary to the conduct of the Business as currently conducted, and, except as set forth on Schedule 4.14 of the Disclosure Schedules, all such Assets are located at the Real Property locations set forth on Schedule 4.13 of the Disclosure Schedules.

4.15 Accounts Receivable. The accounts receivable reflected on the books and records of the Company and Amrep represent valid obligations arising from sales actually made. The reserve on the Company’s Interim Balance Sheet for doubtful accounts has been calculated in a manner consistent with past practices of the Company and Amrep, and to the Stockholders’ Knowledge, such reserve is sufficient based on the current and historical operations of the Company and Amrep. Neither the Company nor Amrep has received written notice of any contest, claim or right of setoff with respect to its accounts receivable, other than returns and discounts in the Ordinary Course of Business.

4.16 Intellectual Property. Schedule 4.16 of the Disclosure Schedules sets forth a complete and correct list of all patented or registered Intellectual Property of the Company or Amrep and pending patent applications and applications for registration of such Intellectual Property, material unregistered trademarks, service marks, trade names, material unregistered copyrights, corporate names, logos and slogans, Internet domain names and material software owned by, licensed to or otherwise used by the Company or Amrep. Schedule 4.16 of the Disclosure Schedules sets forth all written material licenses for which the Company or Amrep is a party either as a licensee or licensor and any other material agreements under which the Company or Amrep grants or receives any rights to Intellectual Property (other than non-exclusive licenses to third-party software that is not incorporated into, or used in the performance, development, manufacturing, testing, distribution, maintenance, or support of, any Company Product). With respect to Intellectual Property matters, except as set forth on Schedule 4.16 of the Disclosure Schedules:

4.16.1 the Company or Amrep owns and possesses all, right, title and interest in and to, or has a valid and enforceable right or license to use all Intellectual Property as currently being used;

4.16.2 such Company Intellectual Property is not (i) subject to any Liens; (ii) the subject of any claim of ownership or other right thereto brought or, threatened by any Person; or (iii) subject to any restrictions or limitations regarding use, disposition or disclosure other than pursuant to written license agreements applicable thereto;

4.16.3 the Intellectual Property owned by the Company or Amrep, and to Stockholders’ Knowledge, the Intellectual Property used or licensed by the Company or Amrep, is valid, subsisting, in full force and effect and has not been cancelled, expired or abandoned;

4.16.4 neither the Company nor Amrep has infringed, misappropriated or otherwise conflicted with, any Intellectual Property of any Person;

4.16.5 neither the Company nor Amrep has received any written notice regarding any of the foregoing Section 4.16.4 (including any demands or offers to license any Intellectual Property from any third party);

4.16.6 except for Intellectual Property subject to the licenses set forth in Schedule 4.16 of the Disclosure Schedules, no Intellectual Property of any third Person is used in, or necessary or advisable for, the operation of the business of the Company and Amrep (other than non-exclusive licenses to third-party software that is not incorporated into, or used in the performance, development, manufacturing, testing, distribution, maintenance, or support of, any Company Product);

4.16.7 except for the Company Intellectual Property subject to the licenses set forth in Schedule 4.16 of the Disclosure Schedules, the Company or Amrep has not licensed, granted or otherwise conveyed, whether express or implied, any rights in the Company Intellectual Property to any third Person;

4.16.8 to Stockholders’ Knowledge: no Person has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property and no such claims set forth in this subsection have been brought or threatened against any Person by the Company or Amrep;

4.16.9(i) all licenses included in Schedule 4.16 of the Disclosure Schedules are in full force and effect and are enforceable by the Company or Amrep in accordance with their respective terms, (ii) the Company or Amrep has performed all material obligations required to be performed by it pursuant to the licenses and agreements included in Schedule 4.16 of the Disclosure Schedules, and (iii) there is no existing or threatened default under or violation of any of the licenses or agreements included in Schedule 4.16 of the Disclosure Schedules by any other party thereto; and

4.16.10 neither the Company nor Amrep has hired or engaged any former or current employee or independent contractor of the Company or Amrep that would cause any Person to allege any violation of such Person’s proprietary rights, and neither the Company nor Amrep has received written notice of any Action asserting the foregoing.

4.17 Contracts.

4.17.1 Schedule 4.17 of the Disclosure Schedules is a list of all Contracts meeting the following descriptions (“Material Contracts”):

(a)	each Contract whereby the Company or Amrep has an obligation to make an investment in or loan to any Person other than the Company or Amrep;

(b)

each Contract that constitutes a lease of any personal property with (A) aggregate rental payments in excess of $150,000; (B) the remaining term in excess of one year and which is non-cancelable upon greater than ninety (90) days notice without penalty and aggregate annual rental payment in excess of $25,000 or (C) the loss of which would be material to the operation of business of the Company or Amrep;

(c)	each Contract that involves performance of services, delivery of goods or materials in excess of $100,000;

(d)	each Contract that involves the payments in excess of $25,000 by the Company or Amrep for the delivery of goods, services or other products;

(e)	each Contract that was not entered into in the Ordinary Course of Business;

(f)

each Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, personal property, (except personal property leases having a value per item or aggregate payments of less than $25,000) or real property;

(g)

each Contract with respect to Intellectual Property, including Contracts with current employees, consultants, or contractors regarding the ownership, use or non-disclosure of any of the Intellectual Property;

(h)	each Contract that constitutes an agreement to purchase or sell a capital asset for a price in excess of $25,000;

(i)

each Contract that constitutes or amends any employment, consulting, management, severance, change in control or indemnification arrangement, agreement or understanding between the Company or Amrep, on the one hand, and any directors, officers, or other employees;

(j)	each Contract pursuant to which the Company or Amrep has granted a power of attorney or other similar grant of agency;

(k)	each Contact with any Material Customer or Material Supplier;

(l)	each Contract that constitutes a sales rep, agency or similar agreement;

(m)	each Contract with any labor union or association representing any employee of the Company or Amrep;

(n)	each Contract that constitutes a bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(o)

each Contract that prohibits the Company or Amrep from freely engaging in business anywhere in the world or concerning confidentiality (except Contracts concerning confidentiality entered into in the Ordinary Course of Business);

(p)

each Contract, including any joint venture, partnership, or limited liability company agreement, involving a sharing of profits, losses, costs, taxes, or other liabilities by the Company or Amrep with any other Person;

(q)	each Contract under which the Company or Amrep has created, incurred, assumed or guaranteed debt obligations in excess of $25,000;

(r)	each Contract relating to a sales broker, sales agency, advertising agency or finder’s relationship with the Company or Amrep;

(s)

each Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company or Amrep will be required to pay in excess of $25,000 after the date of this Agreement;

(t)	each Contract pursuant to which the Company or Amrep has obligations to indemnify another Person (other than Contracts entered into in the Ordinary Course of Business); and

(u)	each Contract relating to any Indebtedness.

4.17.2 The Company and Amrep have made available to Parent true, correct and complete copies of each such Material Contract (or, if oral, a written summary thereof), including all amendments, modifications, extensions, renewals and other agreements with respect thereto. With respect to each Material Contract set forth on Schedule 4.17: (A) the Material Contract is legal, valid, binding and enforceable in accordance with its terms, and in full force and effect; (B) neither the Company (nor Amrep) nor, to Stockholders’ Knowledge, any other party to the Material Contract, is in material breach or default (including, with respect to any express or implied warranty), and no event has occurred which (with notice or lapse of time or both) would constitute a material breach or default or permit termination, material modification, or acceleration, under its terms except for any breaches, defaults, terminations, modifications or accelerations which have been waived in writing; (C) no party to the Material Contract has repudiated any provision of any such Material Contract, nor, to Stockholders’ Knowledge, threatened default under or material violation of any such Material Contract, except for any breaches, defaults, terminations, modifications or accelerations which have been waived in writing; (D) no party to the Material Contract has provided written notice that it intends to cancel or terminate such Material Contract or to not exercise any option to renew thereunder, and to Stockholders’ Knowledge, no party to such Material Contract otherwise intends to exercise any right of cancellation, termination or to not exercise any option to renew thereunder; and (E) neither the Company nor Amrep has made any prior assignment of such Material Contract or any of their rights or obligations thereunder.

4.18 Litigation. Except as set forth on Schedule 4.18 of the Disclosure Schedules, there are no Actions pending or to the Stockholders’ Knowledge, threatened against the Company or Amrep or against any director, officer or employee of the Company or Amrep in their capacities as such, or affecting or involving the property or Assets of the Company or Amrep and there has been no such Action in the past three (3) years. Schedule 4.18 of the Disclosure Schedules sets forth each instance in which the Company or Amrep: (a) within the past three (3) years has been subject to any judgment, order, decree, stipulation, injunction or charge; or (b) within the past three (3) years has been a party to or was threatened to be made a party to, any Action. There are no outstanding judgments, orders, injunctions or decrees of any Governmental Entity against the Company or Amrep, the Business or the Assets.

4.19 Brokerage. No broker, finder or similar agent has been employed by or on behalf of Stockholders, the Company or its Subsidiaries, and no Person with which Stockholders’ Representative, Stockholders, the Company or its Subsidiaries has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the Transaction.

4.20 Material Customers and Suppliers. Neither any of the ten (10) largest customers of the Company and Amrep in the last fiscal year (a “Material Customer”), nor any of the ten (10) largest suppliers of the Company and Amrep in the last fiscal year (a “Material Supplier”), has delivered to the Company any written notice which (a) terminated or materially decreased its relationship with the Company, (b) changed the material terms of its business arrangements with the Company, or (c) indicated its intention to do so. Schedule 4.20 of the Disclosure Schedules sets forth a list of the Material Customers and Material Suppliers of the Company and Amrep for the most recently completed fiscal year (listing, for each such Material Customer and Material Supplier, the total annual sales thereto or therefrom (as applicable) during such time period).

4.21 Insurance. Schedule 4.21 of the Disclosure Schedules sets forth a true and complete list of all insurance policies as to which the Company or Amrep is a party, a named insured or otherwise the beneficiary of coverage. All such policies are legal, valid, binding, enforceable, and in full force and effect, have been maintained in full force and effect without any lapse, all premiums that are due and payable with respect thereto have been paid, neither Company nor Amrep is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under policy, and no written notice of denial of coverage, cancellation or termination has been received with respect to such policies. The applicable limits under such policies have not been exhausted.

4.22 Indebtedness. Schedule 4.22 of the Disclosure Schedules sets forth a listing of all Indebtedness of the Company and Amrep, as well as all intercompany debt and guarantees, letters of credit and guarantees by the Company or Amrep of performance obligations of another.

4.23 Related Party Transactions. Except as set forth on Schedule 4.23 of the Disclosure Schedules, no member, officer or director of the Company or Amrep (each a “Related Party”) (a) owes any amount to the Company or Amrep nor does the Company or Amrep owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of any Related Party, other than for (i) the payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company or Amrep and (iii) for other standard employee benefits made generally available to all employees, (b) has been involved in any business arrangement or other relationship with the Company or Amrep since January 1, 2005, or (c) owns any Asset that is used by the Company or Amrep.

4.24 Inventory. Except as set forth on Schedule 4.24 of the Disclosure Schedules, all inventory of the Company or Amrep, including raw materials, supplies, parts, packaging materials, work-in-process and finished products (the “Inventory”) consists of items of a quantity and quality useable and/or saleable in the Ordinary Course of Business, subject to reserves established in accordance with the policy set forth on Schedule 4.24 of the Disclosure Schedules and except for items of obsolete material and materials below standard quality, all of which have been written down on the Interim Balance Sheet to estimated realizable market value and which items, prior to being written down, did not (and do not now) constitute a material portion of the Inventory either in quantity or value and all such write downs did not materially and adversely affect the financial condition or earnings of the Company or Amrep. Except as set forth on Schedule 4.24 of the Disclosure Schedules, none of the finished goods Inventory consists of goods that been rejected by any customer for any defect. Except as set forth on Schedule 4.24 of the Disclosure Schedules, the product mix of the Inventory is not materially out of balance in relation to prior years and is consistent with the Company’s and Amrep’s expectations of the demands of their customers. Except as set forth on Schedule 4.24 of the Disclosure Schedules, all Inventory (other than Inventory in transit) is located at a Real Property location. All of the Inventory is of such quality as to be compliant in all material respects with the current quality control standards of the Company and its Amrep. To Stockholders’ Knowledge, none of the Inventory is adulterated, contaminated or misbranded in any respect.

4.25 Certain Business Practices. Neither the Company nor Amrep, any of their respective directors, officers, employees, partners, agents or representatives nor any Person acting for or on behalf of the Company or Amrep, has directly or indirectly (i) made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other unlawful payment to any Person, private or public, regardless of what form, whether in money, property, or services (A) to obtain favorable treatment for the Company or Amrep or its business or secure contracts, (B) to pay for favorable treatment for the Company or Amrep or its business or contracts secured, (C) to obtain special concessions for the Company or Amrep or its business or for special concessions already obtained, (ii) established or maintained any fund or asset that has not been recorded properly in the Books and Records, or (iii) otherwise violated any provisions of the Foreign Corrupt Practices Act of 1977. At all times since January 1, 2005, the Company and Amrep have complied in all material respects with Laws related to the importing or exporting of goods and all applicable anti-boycott Laws.

4.26 Bank Accounts. Section 4.26 of the Disclosure Schedules identifies all checking accounts, savings accounts, custodial accounts, escrow accounts, certificates of deposit, safe deposit boxes or other similar accounts maintained by or on behalf of the Company or Amrep with any depositary, and sets forth the name of Company or Amrep for which the account is maintained and the identity of each Person with signature or electronic transaction authority for the account.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Stockholders that the following statements contained in this Article 5 are true and correct at and as of the date of this Agreement.

5.1 Organization; Authorization. Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Georgia. Parent has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Related Agreement to be executed and delivered by Parent, and to consummate the Transaction.

5.2 Execution and Delivery; Enforceability. The execution, delivery and performance of this Agreement, each Related Agreement to which the Parent is party and the consummation of the Transaction, have been duly and validly authorized by all requisite corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize the execution, delivery or performance by Parent of this Agreement, each Related Agreement to which it is a party and the Transaction. This Agreement and each Related Agreement to which the Parent is a party, have been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery of such agreements by the other parties thereto, will constitute the legal, valid and binding obligations of Parent, enforceable in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights or by principles of equity.

5.3 Noncontravention. Neither the execution and delivery of this Agreement or any Related Agreement, nor performance by Parent of its obligations under this Agreement and the Related Agreements nor the consummation of the transactions contemplated hereby or thereby, will:

(a)	violate any material Law applicable to the Parent;

(b)	violate any provision of the Organizational Documents of Parent;

(c)

result in a material breach of, constitute a material default under (with or without notice or lapse of time, or both), result in the acceleration of, create in any party the right to accelerate, terminate or cancel, or require any consent or approval of any Person under any lease, sublease, license, sublicense, franchise, Permit, agreement for borrowed money, guarantee or other material agreement or instrument to which Parent is a party or by which Parent or its assets are bound, except where the consent of or wavier from the other party to agreement or instrument has been obtained; or

(d)

require a filing with or the obtainment of a Permit from any Governmental Authority, except for any filings or Permits the failure to make or obtain would not prevent, impede or delay Parent from consummating the Transaction.

5.4 Brokerage. Other than as set forth on Schedule 5.4 of the Disclosure Schedules, no Person is or will become entitled, by reason of any dealings, communications or agreements of any kind with or on behalf of Parent, to receive any commission, finder’s fee or other similar compensation in connection with this Agreement or the Transaction.

5.5 Investment Intent. Parent is acquiring the Shares solely for its own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares in violation of any federal or state securities laws. Parent has sufficient experience in business, financial and investment matters to be able to evaluate the purchase of the Shares and to make an informed investment decision. Parent is an “accredited investor” within the meaning of Rule 501 under the 1933 Act. Parent acknowledges that: (a) none of the Shares has been registered or qualified under the 1933 Act or under any state securities Laws in reliance upon specific exemptions for transactions not involving any public offering; (b) all of the Shares constitute “restricted securities” as defined in Rule 144 under the 1933 Act; (c) none of the Shares is traded or tradable on any securities exchange or market; and (d) none of the Shares may be sold, transferred or otherwise disposed of unless a registration statement under the 1933 Act with respect to such Shares and qualification in accordance with any applicable state securities Laws becomes effective or an exemption is available.

5.6 Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against or affecting Parent in which it is sought to restrain or prohibit, to obtain damages or other relief in connection with the Transaction, or that could reasonably be expected to adversely affect Parent’s performance under this Agreement or any Related Agreement or the consummation of the transactions contemplated hereby and thereby.

ARTICLE 6

THE CLOSING

The consummation of the Transaction (the “Closing”) shall take place at place as shall be determined by the parties and on the Effective Date of this Agreement (the “Closing Date”). The deliveries described in Article 7 shall be mutually interdependent and shall be regarded as occurring simultaneously, and no such delivery shall become effective or shall be deemed to have occurred until all of the other deliveries provided for in Article 7 shall also have occurred or been waived in writing. Stockholders’ Representative shall have the authority to waive on behalf of Stockholders or any Stockholder any delivery required by Parent.

ARTICLE 7

CLOSING DELIVERIES

7.1 Deliveries by Stockholders. On or prior to the Closing Date, Stockholders or Stockholders’ Representative shall deliver, or cause to be delivered, to Parent the following items:

7.1.1 Stock certificates representing all of the Shares, duly endorsed for transfer or accompanied by a duly executed stock power or other appropriate instrument of assignment and transfer, including any necessary spousal consents, necessary to transfer good and valid title to all of the Shares free and clear of all Liens;

7.1.2 The written resignation and release, effective as of the Closing, in the form included as Exhibit B attached hereto of each director and officer of the Company and Amrep;

7.1.3 The Payoff Letters;

7.1.4 The Closing Certificate;

7.1.5 A certificate of good standing of the Company and Amrep as of the most recent date practicable, but in no event as of a date more than fifteen (15) days prior to the Closing Date, from the Secretary of State of Delaware and the other jurisdictions in which such entities are qualified to do business as foreign entities;

7.1.6 The Escrow Agreement executed by Stockholders’ Representative and Escrow Agent;

7.1.7 The Books and Records for the Company and Amrep, including minute books and all stock registers, corporate seals and related materials;

7.1.8 Evidence of the termination of the Advisory Agreements and the payment by the Company of any amounts due thereunder as of the Closing;

7.1.9 Releases executed by all Management Incentive Plan participants indicating the full satisfaction of all outstanding obligations due under the Management Incentive Plan;

7.1.10 A certificate to the effect that the Company (including Amrep) is not a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code;

7.1.11 All of the third-party consents, notices and approvals set forth on Schedule 4.4 of the Disclosure Schedules, without payment by or liability to the Company, Amrep, or the Parent;

7.1.12 A certificate of each of the Company and Amrep, respectively executed by the Secretary of each such entity certifying that attached thereto are (i) a true and complete copy of such entity’s Organizational Documents (which, where applicable, shall be certified by the appropriate Governmental Authority of the entity’s state of formation), (ii) a true and complete copy of resolutions of such entity’s governing body authorizing the execution, delivery and performance of this Agreement, the Related Agreements to which such entity is a party and the transactions contemplated hereby and thereby, and (iii) specimen signatures of such entity’s officers authorized to sign this Agreement, the Related Agreements to which such entity is a party;

7.1.13 For each Stockholder that is not an individual, a certificate as to the incumbency of each Person executing and delivering this Agreement (and the Related Agreements to be executed and delivered by such Institutional Stockholder in connection with the transactions contemplated herein and therein) on behalf of each such Stockholder that is not an individual;

7.1.14 An employment and noncompete agreement executed by the Company and Joseph G. Seladi, in a form and substance acceptable to the Parent;

7.1.15 Legal opinions of McDonald Hopkins LLC, counsel to the Company and Amrep in each case in a form and substance reasonably acceptable to Parent; and

7.1.16 Each other document required to be delivered to Parent pursuant to this Agreement and the Related Agreements or that Parent shall have reasonably requested in order to give effect to the Transaction.

Any document to be delivered to Parent pursuant to this Section, the form of which is not attached to this Agreement as an exhibit, shall be in a form reasonably satisfactory to Parent.

7.2 Deliveries by Parent. On or prior to the Closing Date, Parent shall deliver, or cause to be delivered to Stockholders’ Representative or the Escrow Agent, as the case may be, the following items:

7.2.1 The amounts due at Closing as required by Sections 2.6 and 2.10;

7.2.2 The Escrow Agreement executed by Parent;

7.2.3 A certificate of good standing of the Parent as of the most recent date practicable, but in no event as of a date more than fifteen (15) days prior to the Closing Date, from the Secretary of State of Delaware;

7.2.4 A certificate of Parent executed by the Secretary of Parent certifying that attached thereto are (i) a true and complete copy of Parent’s Organizational Documents (which, where applicable, shall be certified by the appropriate Governmental Authority of the Parent’s state of formation), (ii) a true and complete copy of resolutions of Parent’s governing body and equityholders (if applicable) authorizing the execution, delivery and performance of this Agreement, the Related Agreements to which Parent is a party and the transactions contemplated thereby and the consummation of the Transaction and (iii) specimen signatures of Parent’s officers authorized to sign this Agreement and the Related Agreements to which Parent is a party; and

7.2.5 Each other document required to be delivered to Stockholders’ Representative pursuant to this Agreement and the Related Agreements or that Stockholders’ Representative shall have reasonably requested in order to give effect to the Transaction.

Any document to be delivered to Stockholders pursuant to this Section, the form of which is not attached to this Agreement as an exhibit, shall be in a form reasonably satisfactory to Stockholders’ Representative.

ARTICLE 8

ADDITIONAL COVENANTS AND AGREEMENTS

8.1 Expenses. Except as otherwise set forth in this Agreement:

8.1.1 Parent shall pay all fees and expenses incident to the transactions contemplated herein that are incurred by Parent or its representatives; and

8.1.2 Stockholders’ Representative, on behalf of Stockholders, the Company and Amrep shall pay all fees and expenses, not paid prior to the Closing Date, incident to the transactions contemplated herein that are incurred by the Company, Amrep, Stockholders, Stockholders’ Representative on behalf of Stockholders, or their respective representatives including.

8.2 No Assignments. No assignment of any part of this Agreement or any right or obligation hereunder may be made by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment without such consent shall be void and of no force or effect; provided, however, that (a) Parent may assign any of its rights or delegate any of its duties under this

Agreement to any Affiliate of Parent controlled by Parent, provided, further, that no such assignment shall relieve Parent of its obligations hereunder, and (b) Parent may collaterally assign its rights, but not its obligations, under this Agreement to any of its financing sources.

8.3 Acknowledgements. Any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by any representative of Stockholders are not and shall not be deemed to be or included in the representations or warranties of Stockholders provided pursuant to this Agreement, unless such materials are included in the Disclosure Schedules. No Person has been authorized by Stockholders to make any representation or warranty relating to Stockholders, the Company, Amrep or the business of the Company or Amrep or otherwise in connection with the Transaction (except to the extent set forth herein or in the Disclosure Schedules), and if made, such representation or warranty may not be relied upon as having been authorized by Stockholders and shall not be deemed to have been made by Stockholders. It is understood that McDonald Hopkins LLC is representing only Stockholders and not Parent or the Company in connection with this Agreement and the Transaction; accordingly, McDonald Hopkins LLC shall be allowed to continue to represent Stockholders in all matters and disputes, including in any matter or dispute adverse to Parent or the Company.

8.4 Tax Matters.

8.4.1 Tax Returns; Tax Liability.

(a)

Parent and the Company shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company for all Tax periods that end on or before the Closing Date (the “Pre-Closing Periods”) and all Tax Returns for all Tax periods that begin before the Closing Date and end after the Closing Date (the “Straddle Periods”). Parent and the Company shall permit Stockholders’ Representatives to review and comment on each such Tax Return prior to its filing and Parent shall, in good faith, consider such comments with respect to such Tax Returns. Such Tax Returns shall be prepared in a manner consistent with the Company’s past practices, except as required by applicable Law.

(b)

Each Stockholder shall indemnify the Parent Indemnitees against and hold the Parent Indemnitees harmless from and against the entirety of any Losses based upon, arising out of or caused by, (i) all Pre-Closing Taxes, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company and/or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation, and (iii) any and all Taxes of any Person (other than the Company and its Subsidiaries) imposed on the Company or its Subsidiaries as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date. Such indemnity obligations shall survive the Closing and shall continue in full force and effect for four (4) years following the Closing Date. Parent Indemnitees shall not be entitled to indemnification under this Section 8.4.1(b) until the aggregate amount of all of such claims, including claims that reduce the available net operating losses available to the Company or Amrep after the Closing Date, exceeds $500,000 (the “Pre-Closing Tax Threshold Amount”); provided, however, that any claims with respect to any Losses referenced above based upon, arising out of or caused by Taxes for calendar year 2009 and, if the Closing occurs in 2010, the portion of any Straddle Period ending on the Closing Date in 2010, shall not be subject to the Pre-Closing Tax Threshold Amount or the four (4) year time limit. Thereafter, Parent Indemnitees shall be entitled to indemnification under this Agreement only for amounts in excess of the Pre-Closing Tax Threshold Amount.

(c)

For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes of the Company and Amrep for the portion of the Straddle Period ending on and including the Closing Date, and the portion of the Straddle Period beginning and ending after the Closing Date, the Straddle Period shall be deemed to consist of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date and sales, use, employment and withholding Taxes, and Taxes based on the income, profit or receipts of the Company and Amrep for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company and Amrep were closed at the close of the Closing Date. The amount of other Taxes of the Company and Amrep for a Straddle Period shall be allocated to the periods before and after the Closing Date pro rata, based on the number of days of the Straddle Period in the period before and ending on the Closing Date, on the one hand, and the number of days in the Straddle Period in the period after the Closing Date, on the other hand.

(d)

Stockholders, Stockholders’ Representative, Parent and the Company shall cooperate fully in connection with the filing of Tax Returns pursuant to this Section 8.4.1 and any audit, litigation or other proceeding with respect to Taxes of the Company and/or any of its Subsidiaries. Such cooperation shall include the reasonable furnishing or making available during normal business hours of personnel, powers of attorney, and the retention and (upon a party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such audit, litigation or other proceeding. Each of Stockholders, Stockholders’ Representative, Parent and the Company shall (i) retain all books and records that are in his, her or its possession with respect to Tax matters pertinent to the Company and/or any of its Subsidiaries relating to any Pre-Closing Period or Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Parent or Stockholders’ Representative, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any taxing authority, and (ii) give the other parties hereto reasonable written notice before transferring, destroying or discarding any such books and records and, if the other party so requests, Stockholders’ Representative or Parent, as the case may be, shall allow the other party to take possession of such books and records.

(e)

Parent and Stockholders’ Representative shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transaction).

8.4.2 Amendment of Tax Returns. No party shall, and no party shall cause the Company to, amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company with respect to any Pre-Closing Period or Straddle Period without the prior written consent of Parent and Stockholders’ Representative, which consent shall not be unreasonably withheld or delayed. In no event shall any net operating losses be carried back to offset prior years’ taxable income of the Company and/or any of the Subsidiaries, other than losses carried back to the calendar year 2009; provided that if the Closing Date is on or after January 1, 2010, Parent shall cause the Company to file a federal income Tax Return for the period starting on January 1, 2010 and ending on the Closing Date and any operating losses reflected on such short year return shall be carried back to 2009 (but not beyond 2009).

8.4.3 Tax Audits and Claims. In the event that: (a) any notice of an intent to audit is received from the Internal Revenue Service or any other taxing authority relating to any Pre-Closing Period or Straddle Period; or (b) as a result of such audit or otherwise, a claim is made or a deficiency alleged following the Closing relating to the Company by the Internal Revenue Service or any other taxing authority, which, if successful, would either result in a loss or liability in respect of which indemnity properly may be sought against Stockholders pursuant to this Agreement (herein, an “Income Adjustment”), then the following exclusively shall apply:

(a)

Upon receipt of any notice by any taxing authority of an audit or other investigation relating to a Pre-Closing Period or Straddle Period, the Company shall notify the Stockholders’ Representative within 20 days. The Stockholders’ Representative or Persons designated by him shall, at his option, participate in the conduct of such audit or investigation, and the Parent shall cause the Company and its employees and advisors to cooperate reasonably with the Stockholders’ Representative or Persons designated by him in the conduct of such audit or investigation;

(b)

After the Company receives actual notice of an Income Adjustment, claim or alleged deficiency (herein, an “Audit Claim”), Parent shall, or Parent shall cause the Company to, promptly notify Stockholders’ Representative in writing of such Audit Claim and shall not agree to any Income Adjustment or make payment of any Tax claimed for at least 30 days after the giving of such notice;

(c)

Parent shall, and Parent shall cause the Company to, make available to Stockholders’ Representative any relevant information relating to such Audit Claim that is within the knowledge of Parent or the Company;

(d)

If Stockholders’ Representative desires that the Company contest such Audit Claim, Stockholders’ Representative shall, within 30 days after receipt of notice by Stockholders’ Representative from Parent or the Company of such claim or alleged deficiency: (A) request by written notice to Parent and the Company that such Audit Claim be contested; (B) if requested by Parent or the Company, furnish Parent and the Company with an opinion of independent tax counsel selected by Stockholders’ Representative and approved by Parent (which approval shall not be unreasonably withheld) (the “Approved Counsel”), at Stockholders’ expense, to the effect that a meritorious defense exists with respect to such Audit Claim; and (C) agree to indemnify Parent and the Company in a manner reasonably satisfactory to Parent and the Company and pay to Parent or the Company on demand all liabilities and expenses which may reasonably be entailed in such defense;

(e)

Following Stockholders’ Representative furnishing Parent and the Company with such items as are set forth in Section 8.4.3(d), Parent shall cause the Company to cooperate with the Approved Counsel and such other advisors designated by the Stockholders’ Representative in taking such legal or other action reasonably requested by the Approved Counsel in contesting such claim or alleged deficiency, which may include, at the discretion of the Approved Counsel, the agreement to a reasonable settlement or the Company forgoing any and all administrative appeals, proceedings, hearings and conferences with the Internal Revenue Service or other appropriate taxing authority in respect of such claim or alleged deficiency, Stockholders shall promptly pay to Parent or the Company the amount of any Tax deficiency, subject to the Pre-Closing Tax Threshold Amount, so that the Company may timely pay the same to the taxing authority; and

(f)

If any amounts shall have been paid to Parent or the Company pursuant to Section 8.4.3(e) with respect to a Tax claim, action or proceeding and such tax claim shall be ultimately recovered in whole or in part by Parent or the Company, by reason of agreement with the Internal Revenue Service, the United States or other appropriate taxing authority, or any court decision (including a decision of the United States Tax Court or other comparable court or forum) which is not appealed, then Parent or the Company, as the case may be, shall return such additional amounts previously distributed to Parent or the Company to the Escrow Agent, as paying agent for the Stockholders pursuant to the Escrow Agreement.

8.4.4 Transfer Taxes. Stockholders shall be liable for and file and pay any and all transfer documents, sales, use stamp, registration, value added or other such Taxes and fees (including any penalties and interest) arising in connection with the transfer of the Shares hereunder.

8.4.5 Refunds. Following the Closing Date, Parent shall cause the Company to file for any refund that may be available with respect to the federal income Tax paid by the Company during calendar 2009 and shall pay to the Stockholders’ Representative, the amount of any such refund when and as received. Any refund of federal income Taxes obtained for calendar year 2009 resulting from any carryback of losses from 2010 shall be paid to the Stockholders’ Representative.

8.5 Further Assurances. From and after the Closing, Stockholders and Parent will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments of conveyance and transfer and take such other actions as might reasonably be requested to carry out the purposes and intent of this Agreement and the Related Agreements.

8.6 No Use of Corporate Name. Stockholders agree that following the Closing Date, it will not, nor will it permit any of its Affiliates to, make any use of the wordmarks “Dawn Chemical,” “Amrep,” or “MBL Industries,” or any variation thereof in any manner including but not limited to use in corporate names, brand names, domain names, and marketing materials.

8.7 Press Releases and Announcements. Following the Closing, neither party shall, or permit any Person acting on its behalf to, issue any press release or public announcement relating to the subject matter of this Agreement or the Transaction without consulting in advance with the other party; provided, however, that Parent may provide information regarding the Transaction (i) to its present or prospective investors, professional advisors and representatives or (ii) as required to comply with applicable Law or stock exchange rules and regulations, without consulting with the other party

8.8 Insurance. Parent shall cause the Surviving Corporation to maintain its product liability insurance currently maintained by the Company; provided that Parent may cause the Surviving Corporation to cancel such insurance if prior to such cancellation Parent obtains, or causes the Surviving Corporation to obtain, a tail insurance policy to cover for product liability claims that relate to periods prior to the date hereof with a deductible not to exceed $50,000 per claim.

ARTICLE 9

INDEMNIFICATION

9.1 Survival.

9.1.1 All of the representations and warranties of the Company, each of the Stockholders, and the Parent shall survive the Closing, and shall continue in full force and effect for a period of twenty-four (24) months thereafter (the “Standard Survival Period”) except for the representations and warranties set forth in

(a)	Sections 3.2, 4.1, 4.2, 5.1, 5.2 and 5.3 (collectively, the “Fundamental Representations”), which shall survive the Closing indefinitely (the “Fundamental Survival Period”); and

(b)	Section 4.8, which shall survive the Closing for a period of four (4) years thereafter (the “Tax Survival Period”).

9.1.2 The obligations of each Stockholder and Parent with respect to payments under the Management Incentive Plan shall survive the Closing for a period of sixty (60) days after the expiration of the applicable statute of limitations in all relevant jurisdictions.

9.1.3 Each covenant made by each Stockholder or Parent in this Agreement (including the provisions of Sections 9.2.2, 9.2.3, 9.2.4, 9.2.5, 9.2.6, and 9.2.7) shall survive the Closing and shall continue in full force and effect for the time period stated in such covenant or indefinitely, if unstated.

9.2 Indemnification of Parent. Subject to Sections 9.3, 9.4, 9.7 and 9.8, each Stockholder shall severally and not jointly indemnify Parent and its Affiliates, officers, directors, employees and agents (collectively, the “Parent Indemnitees”), against and hold the Parent Indemnitees harmless from and against the entirety of any and all of the following Losses the Parent Indemnitees may suffer, sustain or become subject to, through and after the date of the claim for indemnification (including any Losses suffered after the end of the applicable Survival Period with respect to claims made within such period):

9.2.1 any Losses based upon, arising out of or caused by any breach or inaccuracy of any representation or warranty made by such Stockholder in Section 3.2.

9.2.2 any Losses based upon, arising out of or caused by any breach or inaccuracy of any representation or warranty made by Stockholders in Article 4;

9.2.3 any Losses based upon, arising out of or caused by any failure of Stockholders or Stockholders’ Representative to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Related Agreements;

9.2.4 any Losses based upon, arising out of or caused by Indebtedness (in excess of amounts included in the definition of Closing Purchase Price) or transaction expenses of the Company, Amrep or any Stockholder (to the extent not paid by the Company at or before the Closing or otherwise taken into account in the calculation of the Final Working Capital); and

9.2.5 any Losses or other liabilities based upon, arising out of or caused by payments to be made under to the Management Incentive Plan (to the extent not paid by the Company on or prior to the Closing Date or otherwise not taken into account in the calculation of Final Working Capital);

9.2.6 any Losses based upon, arising out of or caused by any holder of Dissenting Shares asserting rights under and pursuant to Section 262 of the DGCL; and

9.2.7 any Losses based upon, arising out of or caused by the failure of the Company or Amrep to obtain and file, prior to the Closing Date, full and effective releases of those certain Liens listed on Section 4.16.2 of Disclosure Schedule 4.16.

For the purposes of determining a breach or inaccuracy of, or the amount of any Losses related to such breach or inaccuracy, the representations and warranties made by Stockholders and the Company in either Article 3 or 4 shall be considered without regard to any concepts of materiality, such as “material” or similar qualifications (other than “Material Adverse Effect” or Stockholders’ Knowledge) set forth herein. The representations, warranties and covenants made by Stockholders in this Agreement or in any certificate delivered by Stockholders in connection with this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Parent, the knowledge of Parent or any of Parent’s representatives or the acceptance by Parent of any certificate hereunder.

9.3 Limitations. Any claims for indemnification under and pursuant to this Section 9 shall be required to be made by delivering notice to Stockholders’ Representative no later than the expiration of the applicable Survival Period; provided that with respect to indemnification claims made pursuant to Sections 9.2.3, 9.2.4, 9.2.5, 9.2.6, and 9.2.7 the Survival Period shall be indefinite.

9.4 Limitations on Indemnification of Parent. The indemnification of Parent Indemnitees for Losses pursuant to this Agreement shall be subject to the following limitations and conditions:

9.4.1 Any claim by a Parent Indemnitee for indemnification pursuant to Sections 9.2.1 and 9.2.2 shall be required to be made by delivering notice to Stockholders’ Representative no later than the expiration of the applicable Survival Period;

9.4.2 Parent Indemnitees shall not be entitled to indemnification under Section 9.2.2 until the aggregate amount of all of such claims (not including claims for breaches of the representations and warranties contained in Section 4.8) exceeds $600,000 (the “Parent Indemnification Threshold Amount”); provided that with respect to claims for indemnification for Losses for breaches of the representations and warranties contained in Section 4.8, Parent Indemnities shall not be entitled to indemnification pursuant to Section 9.2.2 until the aggregate amount of all of such claims including claims for indemnity pursuant to Article 8 exceeds $500,000 (the “Tax Threshold Amount”). In each case, thereafter, Parent Indemnitees shall be entitled to indemnification under this Agreement only for amounts in excess of the Parent Indemnification Threshold Amount or the Tax Threshold Amount, as the case may be;

9.4.3 The maximum amount for which Parent Indemnitees may be entitled to indemnification under Section 9.2.2 shall be the Escrow Amount; provided that the foregoing limitation shall not apply to claims for indemnification for breaches of the representations and warranties contained in Section 4.8;

9.4.4 With respect to any claims for indemnification not otherwise satisfied by the Escrow Account, the maximum amount for which any Stockholder may be liable shall not exceed the amount of actual aggregate proceeds received by such Stockholder pursuant to this Agreement and such Stockholder shall be liable only for such Stockholder’s pro rata share (based on the percentage ownership of such Stockholder in the Company immediately prior to the Effective Date);

9.4.5 Notwithstanding any provision of this Agreement to the contrary, Parent Indemnitees shall not be entitled to recover for any Losses with respect to environmental conditions at the Company’s location in Marietta, Georgia and former location in Cartersville, Georgia in each case described on Schedule 9.4.5 of the Disclosure Schedules; and

9.4.6 The amount of any Losses recoverable by the Parent Indemnitee shall be reduced by the insurance proceeds actually received by such Parent Indemnitee with respect to such Loss less the aggregate incremental increase in the premiums to be paid by a Parent Indemnitee with respect to such insurance as a result of such Loss.

Notwithstanding the foregoing or anything to the contrary herein, (i) the limitations set forth in Section 9.4 shall not apply to any claims of any Parent Indemnitee related to fraud or willful misconduct and (ii) the limitations set forth in Section 9.4 shall not apply to Losses based upon, arising out of or caused by any breach of any of the Fundamental Representations.

9.5 Indemnification of Stockholders. Subject to Sections 9.6, 9.7 and 9.8, Parent shall indemnify Stockholders and their respective Affiliates, officers, directors, employees and agents (collectively, the “Stockholder Indemnitees”), against and hold the Stockholder Indemnitees harmless from and against the entirety of any and all of the following Losses the Stockholder Indemnitees may suffer, sustain or become subject to, through and after the date of the claim for indemnification (including any Losses suffered after the end of the applicable Survival Period with respect to claims made within such period):

9.5.1 any Losses based upon, arising out of or caused by any breach or inaccuracy of any representation or warranty made by Parent in this Agreement; and

9.5.2 any Losses based upon, arising out of or caused by any failure of Parent to carry out, perform, satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement or the Related Agreements.

9.6 Limitations on Indemnification of Stockholders. Notwithstanding any other provisions of this Agreement, the indemnification of Stockholder Indemnitees provided for in this Agreement shall be subject to the limitation and condition that any claim by a Stockholder Indemnitee for indemnification pursuant to Section 9.5.1 shall be required to be made by delivering notice to Parent no later than the expiration of the applicable Survival Period and shall be subject to the following limitations:

9.6.1 No Stockholder Indemnitee shall be entitled to indemnification under this Agreement until the aggregate amount of all of such claims exceeds $600,000 (the “Stockholder Indemnification Threshold Amount”). Thereafter, Stockholder Indemnitees shall be entitled to indemnification under this Agreement only for amounts in excess of the Stockholder Indemnification Threshold Amount;

9.6.2 The maximum amount for which Stockholder Indemnitees may be entitled to indemnification shall be an amount equal to the Escrow Amount.

9.7 Procedures Relating to Indemnification.

9.7.1 Third-Party Claims. In the event a third-party claim or demand (a “Third-Party Claim”) is made against a party (the “Indemnitee”) entitled to indemnification under this Agreement, such Indemnitee must give prompt notice of the Third-Party Claim (i) to Parent, if indemnity is sought from Parent, (ii) to Stockholders’ Representative, if indemnity is sought from Stockholders, or (iii) to the Stockholder from whom indemnity is sought for Losses resulting from breaches of the representations and warranties contained in Article 3 (the party to whom notice hereunder is given, in any case, the “Indemnitor’s Representative,” and the party against whom the indemnification claim is asserted, the “Indemnitor”). Such notice shall be given no later than the expiration of the applicable Survival Period. The failure to provide prompt notice will not relieve the Indemnitor of any liability it may have to the Indemnitee, except to the extent the Indemnitor demonstrates that the defense of such action is prejudiced by the Indemnitee’s failure to give such notice. Such notice shall state the amount or estimated amount of such claim and shall identify the specific basis for such claim, if such information is available or discernable at the time such notice is prepared. Thereafter, the Indemnitee shall promptly deliver to the Indemnitor’s Representative copies of all notices and documents (including court papers received by the Indemnitee) relating to the Third-Party Claim so long as any such disclosure could not reasonably be expected to have an adverse effect on the attorney-client or any other privilege that may be available to the Indemnitee.

(a)

If a Third-Party Claim is made against an Indemnitee, the Indemnitor’s Representative shall have fifteen (15) days after receipt of notice from the Indemnitee to elect to undertake, contest, control and defend, through counsel reasonably satisfactory to the Indemnitee and at the Indemnitor’s cost and expense, the appropriate legal proceedings relating to such claim and the defense and settlement thereof, so long as (i) the Indemnitor irrevocably acknowledges its indemnification obligations under and pursuant to this Article 9; (ii) the Indemnitor provides the Indemnitee with evidence reasonably acceptable to the Indemnitee that the Indemnitor will have the financial resources to defend the Indemnitee and fulfill its indemnification obligations hereunder, (iii) the applicable third party claim involves only money damages, does not involve a class action, allegations of criminal activities, or violations of the Racketeering Influenced and Corrupt Organization Act, arises from a qui tam or similar whistle blower claim, does not seek an injunction or other equitable relief, (iv) an adverse judgment with respect to, the applicable third party claim is not, in the good faith judgment of the Indemnitee, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnitee, and (v) the Indemnitor conducts the defense of the applicable third party claim actively and diligently. If the Indemnitor’s Representative assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood that the Indemnitor’s Representative shall control such defense. If the Indemnitor is not permitted to assume the defense of any Claim pursuant to this Section 9.7.1(a), no settlement of any damage claims shall be made without the consent of the Stockholder Representative, which consent shall not be unreasonably withheld or delayed. If a reasonable likelihood exists that counsel chosen by Indemnitor’s Representative has, or could reasonably be anticipated to have, a conflict of interest with respect to a defense of an Indemnitee, Indemnitor’s Representative shall be required to retain additional counsel who is not so conflicted.

(b)

In connection with any claim, action or proceeding, the parties shall reasonably cooperate with each other in such defense. Such cooperation shall include, at the expense of the Indemnitor’s Representative, the retention and (upon request) the provision to the party assuming the defense of such claim of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c)

If the Indemnitor’s Representative has assumed the defense of a Third-Party Claim, (i) the Indemnitee shall obtain the Indemnitor’s Representative’s prior written consent (which consent shall not be unreasonably withheld) before admitting any liability with respect to, or settling, compromising or discharging, such Third-Party Claim, (ii) the Indemnitor’s Representative shall obtain the prior written consent of the Indemnitee before entering into any settlement, compromise or discharge or consenting to the entry of any judgment which imposes injunctive relief or non-monetary restrictions or obligations on any Indemnitee or requires the payment by the Indemnitee of any amount, and (iii) the Indemnitee shall agree to any settlement, compromise or discharge of a Third Party Claim which the Indemnitor’s Representative may recommend and which (A) releases the Indemnitee from any and all liability in connection with such Third Party Claim (B) does not impose injunctive relief or non-monetary restrictions or obligations on any Indemnitee and (C) does not require the payment by the Indemnitee of any amount.

9.7.2 Other Claims. In the event any Indemnitee should have a claim against any Indemnitor under this Article 9 that does not involve a Third-Party Claim, the Indemnitee shall deliver notice of such claim to the Indemnitor’s Representative reasonably promptly following discovery of any indemnifiable Loss or of facts or circumstances reasonably likely to result in any such indemnifiable Loss, but in any event not later last day of the applicable Survival Period. Such notice shall state in reasonable detail the amount or an estimated amount of such claim, and shall specify the facts and circumstances which form the basis (or bases) for such claim, and shall further specify the representations, warranties or covenants alleged to have been breached, if such information is available or discernable at the time such notice is prepared. Upon receipt of any such notice, the Indemnitor’s Representative shall notify the Indemnitee as to whether the Indemnitor accepts liability for any such Loss. If the Indemnitor’s Representative disputes the Indemnitor’s liability with respect to such claim, as provided above, the Indemnitor’s Representative and the Indemnitee shall attempt to resolve such dispute in good faith. In connection with any such claim, the Indemnitee shall, upon request, provide to the Indemnitor’s Representative, at the expense of the Indemnitor’s Representative, all records and information that are reasonably relevant to such claim.

9.8 Use and Disbursement of Escrow Amount. Except for Losses based upon, arising out of or caused by any breach of any representation or warranty made by a Stockholder under Article 3 (which the Parent may, at its option, require to be paid directly by Stockholder or require to be satisfied from the Escrow Account), any indemnification obligations of Stockholders to the Parent Indemnitees pursuant to Section 9.2.2 of this Agreement shall first be paid from the Escrow Account pursuant to the terms of the Escrow Agreement, and then by each Stockholder in accordance with its respective Prorata Share for all indemnity obligations owed to the Parent Indemnitees that exceed the value of the Escrow Account.

9.9 Exclusive Remedy. Except for (i) claims seeking equitable relief (including injunctive relief or specific performance), (ii) claims for fraud or willful misconduct and (iii) disputes subject to the provisions of Section 2.13, the sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Related Agreements or the Transaction shall be pursuant to this Article 9.

ARTICLE 10

STOCKHOLDERS’ REPRESENTATIVE

10.1 Designation. Each Stockholder hereby designates Stockholders’ Representative as that Stockholder’s attorney-in-fact, with full power of attorney on behalf of Stockholder, to execute any and all documents on behalf of Stockholders, and to take any other actions on behalf of Stockholders which may be required pursuant to this Agreement and the Related Agreements in order to consummate the transactions contemplated herein and perform their obligations hereunder before, at or following the Closing. Without limiting the generality of the foregoing, Stockholders’ Representative shall have the full and exclusive authority to (i) agree with Parent with respect to any matter deemed necessary by Stockholders’ Representative in connection with this Agreement and the Related Agreements calling for the agreement of Stockholders, give and receive notices on behalf of Stockholders, grant consents and waivers for Stockholders, and act on behalf of Stockholders in connection with any matter as to which Stockholders are or may be obligated under this Agreement and the Related Agreements, all in the absolute discretion of Stockholders’ Representative, (ii) execute and deliver all documents, in the name of and for and on behalf of each and any Stockholder, contemplated by this Agreement and the Related Agreements, (iii) take all actions with respect to the Escrow Account and the disbursement of escrowed funds, and (iv) take all actions necessary or desirable in connection with the defense, resolutions, or settlement of any indemnification claims pursuant to Section 9.2 and performance of obligations hereunder, including to withhold funds for satisfaction of expenses or other liabilities or obligations or to withhold funds for potential indemnification claims made hereunder The appointment of Stockholders’ Representative shall be deemed irrevocable and coupled with an interest, and the Parent, the Company and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Stockholders’ Representative or any successor representative of Stockholders in all matters referred to herein and/or in the Related Agreements.

10.2 Authority. Decisions by Stockholders’ Representative within the scope of the authority granted pursuant to this Section, including decisions made as the Indemnitor’s Representative pursuant to Section 9.7, shall be binding upon all Stockholders, and no Stockholder shall have the right to contest the same. Stockholders shall cooperate with Stockholders’ Representative and any accountants, attorneys or other agents whom he/she or it may retain to assist in carrying out its duties hereunder. Stockholders’ Representative may communicate with any Stockholder or any other Person concerning his/her or its responsibilities hereunder, but it is not required to do so. Stockholders’ Representative has a duty to serve in good faith the interests of Stockholders and to perform its designated role under this Agreement, but Stockholders’ Representative shall have no financial liability whatsoever to any Person relating to its service hereunder (including any action taken or omitted to be taken), except that it shall be liable for harm which he/she or it causes by an act of gross negligence, fraud, bad faith or willful misconduct. Stockholders shall reimburse Stockholders’ Representative for all costs and expenses, including reasonable professional fees, incurred and shall indemnify and hold harmless Stockholders’ Representative against any loss, expense (including attorney’s fees incurred pursuant to Section 9.7) or other liability arising out of his/her or its service as Stockholders’ Representative under this Agreement, other than for harm caused by an act of gross negligence, fraud, bad faith or willful misconduct. Neither Parent nor the Company or Amrep will be liable for (i) any payment to the Stockholders’ Representative with respect to services provided by the Stockholders’ Representative in connection with this Agreement, the Related Agreement or the transactions contemplated herein or therein or (ii) the Stockholders in connection with the appointment of the Stockholders’ Representative or the performance by the Stockholders’ Representative on behalf to the Stockholders, whether or not such action is specifically authorized by this Section 10.2. Stockholders’ Representative may resign at any time by notifying in writing Parent and Stockholders. If Stockholders’ Representative resigns, Stockholders with a majority of the Prorata Share may elect a successor and may establish compensation for such successor. Prompt written notice of election of a new Stockholders’ Representative shall be given to Parent. Such successor Stockholders’ Representative shall exercise the rights and powers of and be entitled to the indemnity, reimbursement and other benefits of, the original Stockholders’ Representative.

10.3 Tax Reporting. The Stockholders’ Representative agrees (i) to assume any and all obligations imposed now or hereafter by any applicable Tax law with respect to any payment or distribution of funds to the Stockholders under this Agreement, the Escrow Agreement or otherwise, (ii) to assume full responsibility for withholding and other Taxes, assessments or other governmental charges, and all certifications and governmental reporting that may be required under any laws or regulations that may be applicable in each case in connection with payment of any amounts to the Stockholders under and pursuant to this Agreement or the Escrow Agreement, and (iii) to indemnify and hold Parent and its Affiliates harmless from any liability or obligation on account of Taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against any of Parent or its Affiliates in connection with or relating to any payment or distributions made or to be made to the Stockholders under or pursuant to the terms of this Agreement or the Escrow Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with any and all payments or distributions to or for the benefit of the Stockholders under or pursuant to this Agreement or the Escrow Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties.

10.4 Payments. Stockholders do further acknowledge and agree that all amounts due and payable to Stockholders by Parent or the Surviving Corporation shall be paid solely to the Stockholders’ Representative who is hereby appointed as agent and attorney-in-fact by each Stockholder for the receipt of such amounts. The Stockholders’ Representative does hereby indemnify and hold harmless Parent, the Surviving Corporation and each of their respective directors, officers, agents and employees for the distribution of any and all amounts to any Stockholder, whether or not in accordance with this Agreement or otherwise.

ARTICLE 11

CERTAIN DEFINITIONS

When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Article 11, or elsewhere in this Agreement as indicated in this Article 11:

“Accounts” shall mean all accounts receivable, credits, rights to rebates, refunds and reimbursements in which the Company or Amrep has a right, title or interest.

“Accrued Management Fees” means any and all amounts due and payable by the Company or Amrep to any of the Institutional Stockholders.

“Action” means any suit, legal proceeding, charge, complaint, claim, action, hearing, investigation, tax audit, administrative enforcement proceeding, or arbitration proceeding, in any court or quasi-judicial or administrative agency of any Governmental Authority or before any arbitrators.

“Advisory Agreements” means that certain Advisory Agreement between Key Equity Capital Corporation and the Company executed on December 18, 1998 and that certain Advisory Agreement between MCM Capital Partners, L.P. and the Company executed on December 18, 1998.

An “Affiliate” of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, “control” of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract, or otherwise.

“Aggregate Merger Consideration” means the aggregate of (a) the Closing Purchase Price, plus (b) all amounts distributed from the Escrow Account after satisfaction in full of any indemnification or other claims made by Parent in accordance with the terms and conditions of this Agreement and the Escrow Agreement, if any, plus (c) the Excess Purchase Price, if any, when and if paid plus (d) any refunds for Taxes payable to Stockholders pursuant to Section 8.4.5 less (e) expenses and fees incurred or reasonably anticipated to be incurred, by Stockholders’ Representative (which fees and expenses Stockholders’ Representative may retain from any distribution to be made to the Stockholders).

“Assets” shall mean, collectively, all of the tangible and intangible assets, rights and properties used, held for use or purportedly owned by the Company or Amrep, including all Real Property and Intellectual Property.

“Books and Records” shall mean original or true and complete copies of all of the books, records, files, data and information of the Company and Amrep (including customer and supplier lists, financial and accounting records, purchase orders and invoices, sales orders, credit and collection records, engineering order files, warranty and repair files, studies, surveys, analyses, strategies, plans, forms, designs, diagrams, drawings, specifications, technical data, production and quality control records and formulations, lists of and correspondence and miscellaneous records with respect to customers, suppliers, representatives and distributors and all other general correspondence).

“Business” means the business conducted by the Company and Amrep related to developing, formulating, supplying, manufacturing, packaging, marketing, selling and distributing certain chemical products for the automotive, motorcycle, janitorial, industrial and MRO (maintenance, repair and operations) services industries.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company” is defined in the Recitals.

“Company Intellectual Property” means the Intellectual Property owned, licensed or held for use by the Company or Amrep.

“Confidential Information” means any information concerning the businesses and affairs of the Company or Amrep that has historically been treated as confidential by the Company and Amrep, including, without limitation, Tax Returns, Tax work papers, and all other Tax information, other than any such information that is generally available to or known by the public prior to the time of disclosure, except as a result of the breach of a confidentiality obligation by the disclosing or receiving party with respect to such information.

“Contracts” shall mean those contracts, agreements, leases of personal property (such as computers and copiers), leases of real property, notes, bonds, indentures, arrangements, consensual obligations, promises, undertakings (whether written or oral and whether express or implied) or license agreements (including, but not limited to, software licenses and licenses for Intellectual Property), to which the Company or Amrep is a party or by which the Company or Amrep is legally bound, provided the term “Contracts” shall not include purchase orders, sales orders or similar arrangements.

“Disclosure Schedules” or “Schedules” means the schedules accompanying this Agreement prepared by Stockholders pursuant to Articles 3 and 4, which schedules include the information specified in Articles 3 and 4 and exceptions to the representations and warranties of Stockholders set forth in Articles 3 and 4 hereof; provided that such exceptions shall be arranged in sections corresponding to the numbered sections contained in Articles 3 and 4 and shall so qualify corresponding sections of Article 3 or 4.

“Disposal,” “Storage,” and “Treatment” shall have the meanings assigned them at 42 U.S.C. § 6901(3)(33) and (34), respectively, but the terms shall be applied to all “Hazardous Materials” as defined by this Agreement, not merely “Hazardous Waste” as defined in that statute.

“Employee Benefit Plan” or “Plan” means any employee benefit plan (as defined in Section 3(3) of ERISA), any specified fringe benefit plans as defined in Section 6039D of the Code, and any other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, restricted stock, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, employment contract, employee loan, noncompetition or consulting agreement, or any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto.

“Environment” means any ambient, work place or indoor air, surface water, drinking water, groundwater, land surface (whether below or above water), subsurface strata, sediment, plant or animal life and natural resources.

“Environmental Laws” means any Law or other legal requirement pertaining to the Environment or the health or safety of the public or employees, the Release or threatened Release of Hazardous Materials or otherwise relating to the Treatment, Storage, transport, use, handling, Disposal or presence of Hazardous Materials, including: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq. (“CERCLA”); the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11011 et seq.; the Hazardous Materials Transportation Act,

49 U.S.C. §§ 1801 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq. (“CAA”); the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2602 et seq.; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401, et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701, et seq., the Federal Insecticide, Fungicide and Rodenticide Act; each as amended; any state or local Law similar to the foregoing; all regulations issued pursuant to the foregoing; and all permits issued to the Company pursuant to the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“ERISA Affiliate” means a trade or business, whether or not incorporated, which is deemed to be in common control or affiliated with the Company or Amrep within the meaning of Section 4001 of ERISA or Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank N.A.

“Escrow Agreement” means that certain Escrow Agreement attached hereto as Exhibit A

“Escrow Amount” means $5,000,000.

“Escrow Fees” means the amount fees and expenses due and payable to the Escrow Agent on the Closing Date.

“Funded Debt” means (without duplication) (a) all obligations (other than inter-company obligations) of the Company or Amrep for borrowed money or funded indebtedness or issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations in respect of principal and accrued interest); (b) any indebtedness of the Company or Amrep evidenced by any note, bond, debenture or other debt security; and (c) any prepayment premiums, charges, penalties or other costs or expenses related to any of the foregoing.

“GAAP” means generally accepted accounting principles, as in effect in the United States from time to time.

“Governmental Authority” means any government or political subdivision, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision, or any federal, state, local or foreign court, authority, tribunal, department, bureau, commission, board, panel or arbitrator, in each case having jurisdiction over the applicable matter.

“Group 1 Series A Shares” means the shares of Series A Preferred Stock issued on December 1, 1999.

“Group 2 Series A Shares” means the shares of Series A Preferred Stock issued on November 1, 2000.

“Hazardous Material” means any petroleum or any fraction thereof, asbestos or asbestos containing material, polychlorinated biphenyls, toxic mold, lead based paint, radon, radioactive or infectious substance or material and any chemical, substance, oil, waste, material, pollutant or contaminant the use, Storage, Disposal, Treatment or transportation of which is defined, regulated, or classified as hazardous or toxic or as a pollutant or contaminant under Environmental Laws and any other material or substance for which liability or standards of conduct may be imposed under any Environmental Law.

“Indebtedness” means as of the Closing Date (without duplication) (a) all Funded Debt; (b) any and all Accrued Management Fees or amounts due and payable to any Stockholder under and pursuant to any guarantee, Investor Equity Call Agreement or similar agreement; (c) all capital lease obligations of the Company or Amrep (including the amount necessary to pay in full all principal, interest, break fees, penalties, lease payments, buyout options, or similar payments such that as of the date of such payment, the payor would own all equipment or other property that is the subject of a lease or similarly styled agreement); (d) any indebtedness (other than indebtedness of the Company or Amrep) guaranteed by the Company or Amrep, and (e) all of the following obligations of the Company or Amrep: (i) obligations which have been incurred in connection with the acquisition of property or Assets (including obligations in respect of principal and accrued interest), (ii) obligations secured by any Lien upon property or Assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any deferred purchase price, conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the Stockholder, lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, (iv) obligations with respect to interest rate or currency swaps, collars, caps and similar hedging obligations, (v) all guaranties, surety or indemnity obligations by such Person, (vi) all obligations of such Person in regard to guaranties or sureties by others of such Person’s obligations, regardless of whether of payment or performance, or whether such guaranties are in the form of, without limitation, letters of credit (excluding that certain Irrevocable Standby Letter of Credit Number SM229775, issued by Wachovia Bank National Association on January 1, 2008, in the original amount of $860,000), deposits, bonds, insurance or other forms of security, indemnity, surety or guaranty, (vii) obligations upon which interest charges are customarily paid (viii) off balance sheet and similar liabilities or obligations, and (ix) any prepayment premiums, charges, penalties or other costs or expenses related to any of the foregoing; provided that “Indebtedness” shall exclude trade payables taken into account in the calculation of the Final Working Capital.

“Indebtedness Amount” means an amount necessary to pay in full, and fully discharge all Indebtedness.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (a) patents, patent applications, patent disclosures and inventions, including any continuations, divisionals, continuations-in-part, renewals, reexaminations, reissues, foreign counterparts and extensions for any of the foregoing; (b) Internet domain names, trademarks (registered or unregistered), service marks (registered or unregistered), trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith; (c) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof; (d) mask works and registrations and applications for registration thereof; (e) material computer software (whether in source or object code and specifically excluding all packaged, commercially available “off-the-shelf” licensed software programs sold to the public), data, data bases and documentation thereof;

and (f) trade secrets and other confidential information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), algorithms, devices, tools, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, industrial models, copyrightable works, financial and marketing plans and customer and supplier lists and information).

“Law” means any statute, law, ordinance, executive order, judgment, order, decree, writ, stipulation, injunction, decision, award, ruling, administrative order, code, treaty, common law doctrine or other regulation, requirement or rule of any Governmental Authority.

“Liability” means any liability or obligation of whatever kind or nature, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Lien” means any lien, charge, mortgage, pledge, easement, covenant, encroachment, declaration, condition or restriction, imposition, lease, sublease, collateral assignment, transfer restriction or limitation, conditional sale, Tax lien, attachment, levy, claim or other title retention agreement, license, encumbrance, security interest or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of Indebtedness, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

“Loss” or “Losses” means any and all charges, complaints, judgments, suits, proceedings, losses, liabilities, damages, costs, Taxes, penalties, obligations, injunctions, expenses, fees, fines, orders, decrees, stipulations, actions, notices of violation, and notices of liability and any claims in respect thereof (including without limitation (i) amounts paid in settlement, (ii) costs of actions taken to bring the Business into compliance with applicable Laws, (iii) reduction in net operating loss benefits available to the Company or Amrep on and following the Closing Date and (iv) reasonable costs of investigation and defense, legal expenses and court costs), in each case whether arising from a third party claim or a direct claim between the parties hereto; provided, however, all Losses relating to any claims for indemnification shall be limited to actual damages and shall specifically exclude punitive, exemplary, consequential or any similar types of damages (except to the extent that such damages are payable to a third party, in which case such damages will be considered Losses hereunder for indemnification purposes).

“Management Incentive Payments” means all amounts owed to participants under the Management Incentive Plan.

“Management Incentive Plan” means the Amrep, Inc. Management Value Realization Incentive Plan adopted on May 29, 2007 and made effective as of March 1, 2007, as amended, supplemented or modified from time to time, and the Amendments to the Executive Employment Agreement and Award Agreements entered into pursuant thereto.

“Material Adverse Effect” means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the properties, liabilities, business, condition (financial or otherwise) or results of operations of the Company and Amrep, taken as a whole; provided, however, “Material Adverse Effect” shall not include (1) changes in business or economic conditions affecting the economy or the industry of the Company or Amrep generally (provided that such changes do not affect the Company or Amrep in a disproportionate manner); (2) changes in stock markets, credit markets, Tax rates or implementation of new Taxes, interest rates, exchange rates or other matters affecting the economy or the industry of the Company or Amrep, generally (provided that such changes do not affect the Company or Amrep in a disproportionate manner); (3) the enactment or implementation of any new Law (provided that such changes do not affect the Company or Amrep in a disproportionate manner); or (4) the execution and delivery of this Agreement and the Related Agreements (including any announcement relating to this Agreement or the Transaction.

“Material Contact” means contact whereby (i) Employee Stockholder had business dealings with the person, entity, customer, potential customer, licensee, licensor, supplier, prospective supplier or other business relation on the Company’s behalf; (ii) Employee Stockholder was responsible for supervising or coordinating the dealings between the person, entity, customer, potential customer, licensee, licensor, supplier, prospective supplier or other business relation and the Company; or (iii) Employee Stockholder obtained trade secrets or Confidential Information about the person, entity, customer, potential customer, licensee, licensor, supplier, prospective supplier or other business relation as a result of Employee Stockholder’s association with the Company.

“Methods of Calculating WC” shall mean the accounting policies of the Company and Amrep and applications of, or modifications and exceptions to, GAAP that in each case are as specifically described in Exhibit C attached hereto.

“1933 Act” means the Securities Act of 1933, as amended.

“Ordinary Course of Business” an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature and scope with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person; and (b) does not require authorization by the board of directors (or similar governing body) of such Person.

“Organizational Documents” means the Articles or Certificate of Incorporation, Code of Regulations and By-Laws for a corporate entity, the Articles of Organization or Certificate of Formation and Operating Agreement or Limited Liability Company Agreement of a limited liability company entity, the trust agreement for a trust entity and other similar organizational and governing documents for entities other than corporations, limited liability companies or trusts.

“Per Share Series A Preferred Return” means (a) with respect to the Group 1 Series A Shares $3,471.03 if the Effective Time is December 31, 2009, and if the Effective Time is later than such date, a per diem of $1.99 will apply for each day thereafter, and the Per Share Series A Preferred Return shall automatically be increased by any and all such applicable per diem amounts, and (b) with respect to the Group 2 Series A Shares $2,900.06 if the Effective Time is December 31, 2009, and if the Effective Time is later than such date, a per diem of $1.73 will apply for each day thereafter, and the Per Share Series A Preferred Return shall automatically be increased by any and all such applicable per diem amounts.

“Per Share Series B Preferred Return” means $2,279.75 if the Effective Time is December 31, 2009, and if the Effective Time is later than such date, a per diem of $1.46 will apply for each day thereafter, and the Per Share Series B Preferred Return shall automatically be increased by any and all such applicable per diem amounts.

“Per Share Series C Preferred Return” means $4,964.11 if the Effective Time is December 31, 2009, and if the Effective Time is later than such date, a per diem of $4.14 will apply each day thereafter, and the Per Share Series C Preferred Return shall automatically be increased by any and all such applicable per diem amounts.

“Permit” or “Permits” means any and all permits, consents, approvals, identification number, licenses, authorizations, registrations, variances and consents required or issued by any Governmental Authority or as required by or issued pursuant to any applicable Law.

“Permitted Liens” means (a) Liens for current Taxes, assessments, government charges, levies or utilities that are not yet due and payable or which are being contested in good faith, and Liens that will be satisfied by Stockholders at or before Closing and (b)(i) easements, covenants, rights-of-way, restrictions, conditions and matters of record which would be shown by a current accurate survey of any of the Real Property; none of which, individually or in the aggregate, materially adversely affects the continued use and operation of the Real Property as presently used in the Business and (ii) zoning, building and other similar restrictions imposed by applicable Laws.

“Person” means an individual, a corporation, a limited liability company, a general partnership, a limited partnership, a trust, a venture, a business, a union, a society, an association, a firm, a Governmental Authority or any other entity or organization.

“Plan” means any Employee Benefit Plan with respect to which the Company and/or Amrep currently is, or at any time during the six year period preceding the date hereof has been, the sponsor, a party or obligated to make contributions, but not including any Employee Benefit Plan entered into at or after the Closing.

“Pre-Closing Taxes” means any and all Taxes attributable to, arising out of or incurred by the Company or Amrep which Taxes relate to an event or transaction occurring on or before the Closing Date and properly allocable thereto under the principles set forth in Section 8.4.1.

“Prime Rate” means the prime rate as reported from time to time in The Wall Street Journal.

“Related Agreement” means any agreement or document required to be executed and delivered pursuant to this Agreement.

“Release” shall have the meaning assigned it at 42 U.S.C. § 9601(22) without giving effect to exception (A) therein, and shall apply to “Hazardous Materials,” as defined in this Agreement.

“Stockholder” and “Stockholders” are defined in the preamble of this Agreement.

“Stockholders’ Knowledge”, “to the Knowledge of Stockholders” or any similar phrase, means the actual knowledge after a reasonable inquiry of each of Joseph Seladi, Michael Sandlin, Dave Simonson, Steve Thomas, Brad Myers, Richard Scott, Monte McCall or Joe Lavergne.

“Stockholders’ Representative” means MCM Capital Partners, L.P.

“Shares” is defined in the Recitals.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement of the Company executed by the parties thereto on December 18, 1998.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction” means the purchase and sale of the Shares pursuant to this Agreement.

“Working Capital” as of 12:01 a.m. on the Closing Date, an amount determined by subtracting (x) the aggregate balances in the current liability accounts identified in the Methods of Calculating WC as of such date from (y) the aggregate balances in the current asset accounts identified in the Methods of Calculating WC as of such date, the determination of each such current asset and current liability to be as described in the Methods of Calculating WC or, to the extent the calculation of any such amount is not addressed in the Methods of Calculating WC, GAAP.

“Working Capital Escrow Amount” means $500,000.

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1 Notices. Any notice to be given pursuant to this Agreement shall be given in writing and delivered as follows:

(a)	If to Parent, to:

Zep Inc.

1310 Seaboard Industrial Boulevard, NW

Atlanta, Georgia 30318

Attention: Mark R. Bachmann,

    Executive Vice President and

    Chief Financial Officer

Facsimile Number: (404) 367-4083

Email: Mark.Bachmann@zep.com

With a copy to:

Hunton & Williams LLP

Bank of America Plaza

600 Peachtree Street, N.E., Suite 4100

Atlanta, Georgia 30308

Attention: G. Roth Kehoe, II

Facsimile Number: (404) 602-9012

Email: rkehoe@hunton.com

(b)	If to Stockholders’ Representative or to any Stockholder, to all of the following:

MCM Capital Partners, L.P.

25101 Chagrin Boulevard

Suite 310

Cleveland, Ohio 44122

Attention: Mark E. Mansour, Managing Director and Principal

Facsimile Number: (216) 514-1850

Email: mark@mcmcapital.com

Blue Point Capital Partners

127 Public Square

Suite 5100

Cleveland, Ohio 44114

Attention: David P. Given, Managing Partner

Facsimile Number: (216) 535-4701

Email: dgiven@bluepointcapital.com

Kevin J. Gallagher

6707 Summer Crest Ct.

Flowery Branch, GA 30542

Facsimile Number: (770) 425-5034

Email: kevingallagher1@bellsouth.net

With a copy to:

McDonald Hopkins LLC

600 Superior Ave., E., Suite 2100

Cleveland, OH 44114

Attention: Michael J. Meaney, Esq.

Facsimile Number: (216) 348-5474

Email: mmeaney@mcdonaldhopkins.com

or in any case, to such other address for a party as to which notice shall have been given to Parent and Stockholders’ Representative in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business day after the day of registration, if sent by registered or certified mail, postage prepaid, (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, if so sent, or (iii) on the date sent by facsimile transmission or by electronic mail, provided receipt in each case is electronically confirmed. Otherwise, notices shall be deemed to have been given when actually received at such address.

12.2 Entire Agreement. This Agreement and the schedules and exhibits hereto constitute the exclusive statement of the agreement among Parent and each Stockholder concerning the subject matter hereof, and supersedes all other prior agreements, oral or written concerning such subject matter.

12.3 Amendments and Waivers. No modification or waiver of this Agreement shall be enforceable unless made in a written instrument signed by the party against whom the modification or waiver would apply. No waiver by any party hereto of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence of such kind.

12.4 Jurisdiction and Venue. Any Action which relates to this Agreement or the Transaction shall be brought solely in state or federal court of competent jurisdiction located in Fulton County, Georgia, and all objections to personal jurisdiction and venue in any such Action are hereby waived. The parties waive personal service of any and all process and consent that all such service of process shall be made in the manner set forth in Section 12.1, and service so made shall be complete.

12.5 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH OF THE STOCKHOLDERS, STOCKHOLDERS’ REPRESENTATIVE AND PARENT HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELATED AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO OR THERETO IN CONNECTION HEREWITH OR THEREWITH. EACH OF THE STOCKHOLDERS, STOCKHOLDERS’ REPRESENTATIVE AND PARENT HEREBY EXPRESSLY ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR PARENT, STOCKHOLDERS AND STOCKHOLDERS’ REPRESENTATIVE TO ENTER INTO THIS AGREEMENT.

12.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of Parent, each Stockholder, Stockholders’ Representative and the respective heirs, executors, personal representatives, successors and permitted assigns of Parent, Stockholders’ Representative and of each Stockholder.

12.7 Interpretation; Severability. As used in this Agreement and required by the context, the singular and plural shall be deemed to include all genders; words importing persons shall include partnerships, corporations and other entities; when reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated; and the terms “herein,” “hereof” and “hereunder” or other similar terms, refer to this Agreement as a whole and not only to the particular sentence, subsection or section in which any such term may be employed. Whenever in this Agreement the word “including” is used, it shall be deemed to be for purposes of identifying only one or more of the possible alternatives, and the entire provision in which such word appears shall be read as if the phrase “including without limitation” were actually used in the text. The section headings herein are for convenience only and shall not affect the construction hereof. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. No remedy conferred by any of the specific provisions of this Agreement, is intended to be exclusive of any other remedy. If any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.8 Counterparts. This Agreement may be executed and delivered in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. It is the express intent of the parties hereto to be bound by the exchange of signatures on this Agreement via facsimile or electronic mail via the portable document format (PDF). A facsimile or other copy of a signature shall be deemed an original.

12.9 Third Parties. Except as otherwise expressly stated herein, no provision of this Agreement is intended or shall confer on any Person, other than the parties hereto, any rights under this Agreement.

12.10 Schedules and Exhibits. The schedules and exhibits, if any, referenced in this Agreement constitute an integral part of this Agreement and are incorporated herein by reference and made a part hereof. Any information disclosed in a Schedule or a section of any such Schedule shall be deemed to be disclosed in such other Schedules or sections of any such Schedule to the extent that the disclosure is reasonably apparent from its face to be applicable to such other Schedule or section of any such Schedule. Disclosure of any fact or item in any Schedule shall not be deemed to constitute an admission that such item or fact is material for the purposes of this Agreement. The exhibits, schedules and Disclosure Schedules do not modify the Agreement except to the extent specifically provided in the Agreement.

12.11 Time Periods. Any action required hereunder to be taken within a certain number of days shall, unless otherwise provided herein, be taken within that number of calendar days; provided, however, that if the last day for taking such action falls on a Saturday, a Sunday, or a legal holiday, the period during which such action may be taken shall be extended to the next business day.

12.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the choice-of-laws or conflicts-of-laws provisions thereof, or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

THE REMAINDER OF THIS PAGE WAS INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PARENT
Zep Inc.

/s/ Mark R. Bachmann
By:	Mark R. Bachmann
Title:	Executive Vice President and Chief Financial Officer

MERGER SUBSIDIARY
Project Missouri, Inc.

/s/ Mark R. Bachmann
By:	Mark R. Bachmann
Title:	Executive Vice President and Chief Financial Officer

COMPANY
Dawn Chemical Company

By:	/s/ Joseph G. Seladi
Name:	Joseph G. Seladi
Its:	Chief Executive Officer/Secretary

Signature pages to Agreement and Plan of Merger

STOCKHOLDERS, UPON THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY, FOLLOWING EXECUTION THEREOF BY THE COMPANY AND SOLELY FOR PURPOSES OF ARTICLE 3 AND ARTICLE 10:

MCM Capital Partners, L.P.

By:	/s/ M. E. Mansour
Name:	Mark Mansour
Its:	Managing Director

Key Equity Capital Corporation

By:	/s/ David Given
Name:	David Given
Its:	Authorized Signer

Key Equity Partners ’98, L.P.

By:	/s/ David Given
Name:	David Given
Its:	General Partner

Key Capital Corporation

By:	/s/ David Given
Name:	David Given
Its:	Authorized Signer

Key Equity Partners 2000

By:	/s/ David Given
Name:	David Given
Its:	General Partner

Signature pages to Agreement and Plan of Merger

/s/ Kevin J. Gallagher
Kevin J. Gallagher

/s/ Joseph G. Seladi
Joseph G. Seladi

/s/ Charles P. Gallagher
Charles P. Gallagher, as trustee

/s/ Paul Gehrke
Paul Gehrke

/s/ Brett Smith
Brett Smith

/s/ Keith Schott
Keith Schott

/s/ Dave Simonson
Dave Simonson

/s/ Clay Freebairn
Clay Freebairn

/s/ Dave Cook
Dave Cook

/s/ Tom Peltier
Tom Peltier

/s/ Gary Galligar
Gary Galligar

Signature pages to Agreement and Plan of Merger

/s/ Richard Hartje
Richard Hartje

STOCKHOLDERS’ REPRESENTATIVE, SOLELY FOR PURPOSES OF ARTICLE 10:

MCM Capital Partners, L.P.

By:	/s/ M. E. Mansour
Name:	Mark Mansour
Its:	Managing Director

Signature pages to Agreement and Plan of Merger

EXHIBIT A

ESCROW AGREEMENT

(Omitted pursuant to Rule 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally this exhibit to the Commission upon request.)

A-1

EXHIBIT B

FORM OF RESIGNATION LETTER AND RELEASE

(Omitted pursuant to Rule 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally this exhibit to the Commission upon request.)

B-1

EXHIBIT C

METHODS OF CALCULATING WC

(Omitted pursuant to Rule 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally this exhibit to the Commission upon request.)

C-1

EXHIBIT D

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

(Omitted pursuant to Rule 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally this exhibit to the Commission upon request.)

D-1

EXHIBIT E

BYLAWS OF THE SURVIVING CORPORATION

(Omitted pursuant to Rule 601(b)(2) of Regulation S-K. The Registrant will furnish supplementally this exhibit to the Commission upon request.)

E-1